Exhibit 10.8

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

by and among

DIALOGIC CORPORATION,

as the Company,

DIALOGIC INC.,

as the Parent,

THE SUBSIDIARY GUARANTORS THAT ARE SIGNATORIES HERETO,

as the Subsidiary Guarantors,

THE LENDERS THAT ARE SIGNATORIES HERETO,

as the Lenders,

and

OBSIDIAN, LLC

as the Agent

Dated as of March 22, 2012

i

Third Amended & Restated Credit Agreement

SCHEDULE A	—	Information Relating to Lenders
SCHEDULE B	—	Defined Terms
SCHEDULE 5.1	—	Principal Companies and Subsidiaries;
Organization, Powers, Qualification,
Good Standing, Business and Capital Stock
SCHEDULE 5.2(c)	—	Consents, Approvals, Government Authorizations, etc.
SCHEDULE 5.3	—	Financial Statements; SEC Filings
SCHEDULE 5.4	—	Absence of Certain Developments
SCHEDULE 5.4(b)	—	Dividends, Redemptions, Etc.
SCHEDULE 5.4(d)	—	Parent Options, Warrants, Etc.
SCHEDULE 5.4(e)	—	Employee bonus, compensation, severance, etc.
SCHEDULE 5.4(s)	—	Intellectual Property Rights
SCHEDULE 5.4(t)	—	Suppliers and Customers
SCHEDULE 5.4(x)	—	Tax Elections
SCHEDULE 5.5(a)	—	Real Property Assets
SCHEDULE 5.5(a)(v)	—	Real Property
SCHEDULE 5.5(b)	—	Intellectual Property
SCHEDULE 5.5(c)	—	Tangible Personal Property
SCHEDULE 5.6	—	Certain Litigation
SCHEDULE 5.7	—	Payment of Taxes
SCHEDULE 5.8(b)	—	Conflicts with Contractual Obligations
SCHEDULE 5.8(f)	—	Necessary Permits
SCHEDULE 5.11(g)	—	Employee Program
SCHEDULE 5.11(i)	—	Employee Benefit Plan Violations
SCHEDULE 5.12	—	Brokers’ and Finders’ Fees
SCHEDULE 5.13	—	Environmental Matters
SCHEDULE 5.14(a)	—	Labor Relations
SCHEDULE 5.14(b)	—	Employee Salaries
SCHEDULE 5.18(a)	—	Existing Indebtedness
SCHEDULE 5.18(b)	—	Contingent Obligations
SCHEDULE 5.18(c)	—	Future Liens
SCHEDULE 5.24	—	Deposit Accounts; Securities Accounts
SCHEDULE 5.25	—	Loans to Directors and Officers
SCHEDULE 5.26	—	Insurance Policies
SCHEDULE 5.27	—	Major Customers
SCHEDULE 5.28	—	Absence of Certain Practices

TABLE OF CONTENTS

Section			Page

SCHEDULE 5.29(a)	—	Accounts and Notes Receivable
SCHEDULE 5.29(b)	—	Accounts and Notes Payable
SCHEDULE 5.31	—	Internal Controls
SCHEDULE 5.33	—	Foreign Corrupt Practices Act
SCHEDULE 5.34	—	Transactions with Affiliates
SCHEDULE 10.2	—	Existing Liens
SCHEDULE 10.3(e)	—	Existing Investments
SCHEDULE 10.3(h)	—	Existing Investments in Non-Grantor Subsidiaries

EXHIBIT A	—	Form of Note
EXHIBIT B	—	Form of Compliance Certificate
EXHIBIT C	—	Form of Assignment Agreement
EXHIBIT D	—	Form of Solvency Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of March 22, 2012 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), OBSIDIAN, LLC, a Delaware limited liability company, as the agent and collateral agent for the Lenders (“Obsidian” and in such capacity, together with its successors and assigns in such capacity, “Agent”), DIALOGIC CORPORATION, a British Columbia corporation (the “Company”), DIALOGIC INC., a Delaware corporation (the “Parent” and together with the Company, collectively, the “Principal Companies” and individually a “Principal Company”) and each of the Subsidiary Guarantors signatory hereto.

R E C I T A L S

WHEREAS, the Company, the lenders party thereto and Agent entered into that certain Second Amended and Restated Credit Agreement, dated as of October 1, 2010 (as amended, the “Original Agreement”);

WHEREAS, the Existing Loans (as defined below) are and will remain outstanding;

WHEREAS, the Company, the Parent and the Lenders will contemporaneously enter into the Related Agreements (as defined below), pursuant to which the Lenders will receive warrants for common stock of the Parent in the amounts set forth in the Related Agreements with respect to payment of the Yield Enhancement Premium (as defined below) (such transactions, the “Restructuring”);

WHEREAS, the Principal Companies have requested that the Agent and the Lenders amend and restate the Original Agreement (i) to permit the Restructuring and (ii) to modify certain of the terms of the Original Agreement, in each case subject to and in accordance with the terms and conditions hereinafter set forth;

WHEREAS, the Obligations under the Original Agreement and under the other Loan Documents are secured by a First Priority Lien on substantially all of the Company’s real, personal and mixed property, including a pledge of all of the capital stock of its Subsidiaries, and the Company desires that all Obligations hereunder and under the other Loan Documents, shall continue to be so secured;

WHEREAS, certain of the Subsidiaries of the Company have guaranteed the Obligations under the Original Agreement and under the other Loan Documents and have secured their guaranties by granting to Agent, on behalf of Lenders, a First Priority Lien on substantially all of their real, personal and mixed property, including a pledge of all of the capital stock of their Subsidiaries, and such Subsidiaries, desire that all Obligations hereunder and under the other Loan Documents, shall continue to be subject to such secured guaranties; and

Third Amended & Restated Credit Agreement

WHEREAS, the Parent and certain of its Subsidiaries have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Agent, on behalf of the Lenders, a First Priority Lien on substantially all of their respective real, personal and mixed property, including a pledge of all of the capital stock of the Parent’s Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Principal Company, Lenders and Agent agree to amend and restate the Original Agreement, effective as of the Closing Date, as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms. Certain capitalized terms used in this Agreement and the other Loan Documents are defined in Schedule B.

1.2. Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by any Loan Party to the Lenders pursuant to clauses (b), (c) and (l) of Section 7 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company or Required Lenders shall so request, the Agent, Lenders and the Principal Companies shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

1.3. Other Definitional Provisions and Rules of Construction.

(a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b) References to “Sections” shall be to Sections of this Agreement unless otherwise specifically provided. References to a “Schedule” or an “Exhibit” shall be to Schedules and Exhibits, respectively, attached to this Agreement, in each case unless otherwise specifically provided.

(c) The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

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(d) References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, supplemented or otherwise modified from time to time and in effect at any given time unless specifically provided otherwise.

1.4. Amendment and Restatement. Subject to the satisfaction or waiver of each condition precedent contained in Section 4, the Original Agreement shall be amended and restated as of the Closing Date in its entirety in the form of this Agreement. It is the intention of each Principal Company, the Lenders and the Agent that this Agreement supersede and replace the Original Agreement in its entirety; provided, however, that (a) such amendment and restatement shall operate to renew, amend, restate and modify the rights and obligations of the parties under the Original Agreement, as applicable, as provided herein, but shall not effect a novation, refinancing, discharge, extinguishment or refunding thereof, (b) unless otherwise provided for herein and evidenced by a separate written agreement, amendment or release, no other Loan Document, as defined in and as executed and/or delivered pursuant to the terms of the Original Agreement shall be amended, modified, terminated or released in any respect, and all of such other Loan Documents shall remain in full force and effect, except that the Principal Companies, the Lenders and the Agent agree that by executing this Agreement it is confirmed and agreed that the definition of “Credit Agreement” contained in each such Loan Document (or any other defined term referring to the Original Agreement in any Loan Document) shall from and after the Closing Date mean this Agreement and all future amendments hereto, (c) this Agreement is not intended to constitute a release, waiver, or discharge of any of the rights or remedies set forth in the Loan Documents or, prior to the Closing, the Original Agreement, (d) subject to Section 2.1(a), all Obligations under the Loan Documents (including principal amounts outstanding, accrued unpaid interest and fees, any outstanding obligations of the Company or any other Loan Party with respect to indemnification or expenses, and all obligations of the Grantors with respect to guarantees of such Obligations) shall be carried forward, preserved, ratified and confirmed as Obligations under this Agreement, and (e) the Liens securing the Indebtedness and other Obligations under the existing Loan Documents and granted pursuant to such existing Loan Documents shall not be extinguished, but shall be carried forward, and such Liens shall secure all Indebtedness hereunder and other Obligations as renewed, amended, restated and modified hereby, whether created or existing before or after the Closing Date.

2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS.

2.1. Commitments; Notes.

(a) Commitments. As of the Closing Date, immediately prior to the consummation of the amendment and restatement contemplated hereby, the aggregate principal amount of the loans outstanding under the Original Agreement is $89,874,633.40 plus $2,958,373.35 in accrued and unpaid interest thereon (the “Existing Accrued Interest”). On or prior to the Closing Date, the Existing Accrued Interest will be added to the outstanding principal

Third Amended & Restated Credit Agreement

amount of the Existing Loans. On the Closing Date, after giving effect to the addition of the Existing Accrued Interest to the outstanding principal amount of the Existing Loans, each Existing Loan made by a Lender pursuant to the Original Agreement, together with all other amounts due and owing pursuant to the Loan Documents as of the Closing Date shall constitute a Loan hereunder. The aggregate principal amount of the Loans after giving effect to this Agreement is $92,833,006.75 and the principal amount of each Lender’s Loans after giving effect to this Agreement is set forth in Schedule A annexed hereto. The Company acknowledges and agrees that (i) the full proceeds of the Loans have been disbursed by the Lenders to the Company and (ii) the Lenders have no further obligation to make any Loans. Amounts repaid or prepaid with respect to the Loans may not be reborrowed. Notwithstanding the foregoing, the Lenders may, in their sole discretion, agree to make additional Loans to the Company in an aggregate principal amount up to $10,000,000 on the same terms and conditions set forth herein.

(b) Notes. The Company shall execute and deliver on the Closing Date to each Lender a note (a “Note” and collectively, the “Notes”) substantially in the form of Exhibit A annexed hereto to evidence such Lender’s Loan, in the principal amount of such Lender’s Loan and with other appropriate insertions.

2.2. Interest on the Loans.

(a) Rate of Interest. Subject to the provisions of Sections 22 and 24.8, each Loan shall bear interest on the unpaid principal amount thereof from the Closing Date through maturity (whether by acceleration or otherwise) in cash at a rate per annum of 10%.

(b) Interest Payments. Subject to the provisions of Section 2.2(c), cash interest on the Loans shall be payable in arrears on and to each Interest Payment Date, upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at maturity (including the Maturity Date); provided, however, so long as no Event of Default has occurred and is continuing, (i) during calendar year 2012 and (ii) for each period thereafter so long as the Company would have Qualified Cash of less than $20,000,000 immediately after the making of such interest payment in cash (without giving effect to any payment of the revolving loans under the Working Capital Facility and/or a Permitted ABL Facility made in connection with such election), the Company may elect to pay, in kind, a portion of such accrued and unpaid interest equal to 5% per annum (any such interest paid in kind, the “PIK Interest”) due on any Interest Payment Date by delivering a certificate executed by a Responsible Officer of the Company to the Agent certifying that the Company has elected to make a payment of interest with respect to the Loans utilizing PIK Interest. Such officer’s certificate must be delivered to the Agent at least 5 Business Days prior to the commencement of the applicable Fiscal Quarter. All interest due and payable hereunder that the Company elects to pay in the form of PIK Interest shall be capitalized, added to the then-outstanding principal amount of the Loans as additional principal obligations hereunder on and as of such Interest Payment Date and shall automatically constitute a part of the outstanding principal amount of the Loans for all purposes hereof (including the accrual of interest thereon at the rates applicable to the Loans generally). Any determination of the principal amount outstanding under the Loans after giving effect to any payment of PIK Interest hereunder or otherwise that is reasonably made by the Agent or the Lenders in good faith shall be prima facie evidence of the correctness of such determination in the absence of manifest error.

Third Amended & Restated Credit Agreement

(c) Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d) Interest Act (Canada). Solely for purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.3. General Provisions Regarding Payments.

(a) Manner and Time of Payment. All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Lenders not later than 12:00 Noon (New York City time) on the date due in accordance with Section 14 hereof; funds received by Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day.

(b) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied and apportioned in the following order, subject to Sections 8.3 and 8.4:

(i) First, to the payment of interest in respect of the Loans, pro rata according to the respective unpaid principal amounts of the Loans owed to the Lenders; and

(ii) Second, to the payment of principal (including any applicable Prepayment Premium) in respect of the Loans, pro rata according to the respective unpaid principal amounts of the Loans owed to the Lenders.

(c) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.4. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by any Principal Company or any of its Subsidiaries in any manner that

Third Amended & Restated Credit Agreement

might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

3. CLOSING; FEES.

3.1. Closing. The restructuring of the Loans shall occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022 at 10:00 a.m., New York time, at a closing (the “Closing”) to occur simultaneously with the closing of the Restructuring (such date, the “Closing Date”). At the Closing, the Company will deliver to each Lender the Notes evidencing the Loans extended by such Lender in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Lender may request) dated the date of the Closing and registered in such Lender’s name (or in the name of any Lender nominee). If at the Closing, any of the conditions specified in Section 4 shall not have been fulfilled to any Lender’s satisfaction, such Lender shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Lender may have by reason of such failure or such non-fulfillment.

3.2. Expenses. Without limiting the provisions of Section 15.1, the Company will pay to each Lender and the Agent the reasonable fees and disbursements of legal counsel (including with respect to outstanding legal invoices incurred with respect to the Original Agreement) and consultants and such other expenses, including, without limitation, search fees, diligence fees and expenses, documentation fees and filing fees, incurred by the Lenders and the Agent in connection with the transactions contemplated herein, set forth in a statement (accompanied by reasonable detail) delivered to the Company on or prior to the Closing Date; provided, that reimbursement for business due diligence expenses of the Lenders and the Agent shall be limited to $150,000, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor (accompanied by reasonable detail), such additional reasonable fees and expenses, if any, as the Lenders and the Agent may incur in connection with such transactions.

3.3. Yield Enhancement Premium. The Company shall pay to the Lenders a yield enhancement premium (the “Yield Enhancement Premium”) in connection with entering into this Agreement; such Yield Enhancement Premium to be paid by the issuance of warrants for common stock of the Parent to the Lenders in the amounts set forth in, and pursuant to, the Related Agreements. The Yield Enhancement Premium shall be fully earned and nonrefundable as of the Closing.

4. CONDITIONS TO CLOSING. Each Lender’s agreement to amend and restate the Original Agreement on the terms and conditions set forth herein at the Closing is subject to the fulfillment to such Lender’s satisfaction or written waiver, on or before the Closing Date, of the following conditions:

4.1. Representations and Warranties. The representations and warranties of the Loan Parties in each of the Loan Documents shall be true and correct when made and at the time of the Closing.

Third Amended & Restated Credit Agreement

4.2. Performance; No Default. Each Loan Party shall have performed and complied with all agreements and conditions contained in each of the Loan Documents required to be performed or complied with by it prior to or at the Closing and no Default or Event of Default shall have occurred and be continuing.

4.3. Officer’s Certificate. Each Principal Company shall have delivered to the Agent an Officer’s Certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4. Certificates; Good Standing Certificates. On or before the Closing Date, the Agent shall have received the following from or with respect to each Loan Party:

(a) A certificate, dated the Closing Date and signed by the secretary or similar officer of such Loan Party, certifying (i) that the attached copies of the Organizational Documents of such Loan Party, and resolutions of the Governing Body of such Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the transactions contemplated hereby are all true, complete and correct and remain unamended and in full force and effect as of the Closing Date, and (ii) the incumbency and specimen signature of each officer of such Loan Party executing any Loan Documents on the Closing Date to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Loan Party;

(b) Except to the extent (i) such Loan Party is organized in a jurisdiction where the applicable Governmental Authority does not provide such certificates or (ii) such Loan Party has previously delivered such certificates to the Agent, a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized, dated reasonably near the Closing Date, listing the Organizational Documents of such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Loan Party’s Organizational Documents on file in such office, (B) such Loan Party has paid all franchise taxes due and payable on or prior to the date of such certificate and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction;

(c) Except to the extent such Loan Party is qualified to do business in a jurisdiction where the applicable Governmental Authority does not provide such certificates, a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each jurisdiction in which such Loan Party has a principal place of business and is required to be qualified as a foreign entity, dated reasonably near the Closing Date, stating that such Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and

(d) In the case of any Irish Loan Party, a certificate of such Irish Loan Party dated the Closing Date and signed by a director or the secretary of such Irish Loan Party, certifying that the attached copies of the statutory declarations of a majority of the directors and the special resolutions passed by the sole member or by all of the members, as the case may be, were in each case executed pursuant to Section 60 of the Irish Companies Act of 1963 (as amended) and are true, complete and correct and remain unamended and in full force and effect as of the Closing Date.

Third Amended & Restated Credit Agreement

4.5. Loan Documents. On or before the Closing Date, each Principal Company shall, and shall cause each other Loan Party to, have delivered to the Lenders, each of the following duly executed and delivered by the party or parties thereto and, unless otherwise noted, dated the Closing Date:

(a) The Notes evidencing the Loans in the form of Exhibit A; and

(b) Each of the other Loan Documents to be executed and delivered at the Closing (including, without limitation, the joinder documents by Dialogic Japan, Inc.), in each case in form and substance reasonably satisfactory to the Agent.

4.6. Opinions of Counsel. The Agent shall have received opinions in form and substance satisfactory to the Agent, dated the Closing Date and addressed to the Lenders and the Agent from (i) Davis Wright Tremaine LLP, special United States counsel for the Loan Parties, (ii) Davies Ward Phillips & Vineberg LLP, special Canadian counsel for the Loan Parties, (iii) Lawson Lundell LLP, special Canadian counsel for the Loan Parties, (iv) McCann FitzGerald, special Irish counsel for the Loan Parties, and (v) Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., special Israeli counsel for the Loan Parties, in each case covering such matters incident to the transactions contemplated hereby as the Agent may reasonably request (and each Principal Company hereby instructs its counsel to deliver such opinions to the Lenders and the Agent).

4.7. [Intentionally Omitted].

4.8. Changes in Corporate Structure. No Loan Party shall have (a) changed its jurisdiction of formation, (b) been a party to any merger or consolidation or (c) succeeded to all or any substantial part of the liabilities of any other entity, in each case at any time since December 31, 2010.

4.9. Security Interests in Personal and Mixed Property. The Collateral Agent shall have received evidence satisfactory to it that each Principal Company and the other Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of the Collateral Agent, desirable in order to create (or to maintain) in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

(a) Lien Searches and UCC Termination Statements. Delivery to the Collateral Agent of (i) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements and fixture filings, all personal property security registry and Register of Personal and Movable Real Rights (Quebec) filings and all judgment and tax lien filings which may have been made with respect to any personal property of any Loan Party, together with copies of all such filings disclosed by such search, and (ii) UCC termination statements, personal property security registry filings and Register of Personal and

Third Amended & Restated Credit Agreement

Movable Real Rights (Quebec) filings, in each case duly executed or authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements, fixture filings personal property security registry filings and Register of Personal and Movable Real Rights (Quebec) filings disclosed in such search (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(b) UCC Financing Statements and Fixture Filings. Delivery to the Collateral Agent (to the extent not previously delivered and filed and the Collateral Agent does not determine that new filings are necessary or desirable) of, where appropriate, UCC financing statements, fixture filings, and personal property security registry and Register of Personal and Movable Real Rights (Quebec) filings, in each case duly executed or authorized by each applicable Grantor (if required) with respect to all personal and mixed property Collateral of such Grantor, for filing in all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect (or maintain the perfection of) the security interests created in such Collateral pursuant to the Collateral Documents;

(c) Filings in Ireland, Brazil and Israel. With respect to Collateral located in Ireland, delivery to the Collateral Agent (to the extent not previously delivered and filed and the Collateral Agent does not determine that new filings are necessary or desirable) of the documents or instruments required to be filed with the Irish Companies Registration Office pursuant to Sections 99 and 111 of the Irish Companies Act of 1963, as amended, in order to create (or maintain) or perfect (or maintain the perfection of) Liens in respect of such Collateral. With respect to Collateral located in Brazil and Israel, delivery to the Collateral Agent (to the extent not previously delivered and filed and the Collateral Agent does not determine that new filings are necessary or desirable) of the documents or instruments required to be filed with the applicable filing offices, in order to create (or maintain) or perfect (or maintain the perfection of) Liens in respect of such Collateral; and

(d) PTO Cover Sheets, Etc. Delivery to the Collateral Agent (to the extent not previously delivered and filed and the Collateral Agent does not determine that new filings are necessary or desirable) of all cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office in order to create (or maintain) or perfect (or maintain the perfection of) Liens in respect of any IP Collateral.

4.10. Financial Statements. The Lenders shall have received the financial statements referred to in Section 5.3(a).

4.11. Evidence of Insurance. The Collateral Agent shall have received a certificate from each Principal Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 9.3(b) is in full force and effect and that Collateral Agent on behalf of the Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under Sections 9.3(b) and 9.3(d).

4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents and the

Third Amended & Restated Credit Agreement

Related Agreements and all other agreements, documents and instruments incident to such transactions shall be satisfactory to the Lenders and the Agent, and the Lenders and the Agent shall have received all such counterpart originals or certified or other copies of such documents as the Lenders or Agent may reasonably request.

4.13. No Judgment or Orders; No Actions Pending.

(a) There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Applicable Law which would prohibit the extension of the Loans hereunder or subject any Lender or the Agent to any onerous condition or any penalty under or pursuant to any Applicable Law if the Loans were to be extended hereunder; and

(b) There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or any other Person or any other legal or administrative proceeding pending or, to any Principal Company’s knowledge, threatened which questions the validity or legality of the transactions contemplated by this Agreement or the other Loan Documents or which seeks damages or injunctive or other equitable relief in connection therewith.

4.14. Purchase Permitted By Applicable Law, Etc. On the Closing Date the extension of the Loans by the Lenders shall (a) be permitted by the laws and regulations of each jurisdiction to which the Lenders are subject, (b) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System), (c) not require registration or qualification of the Notes under any Applicable Law (including, without limitation, any applicable federal or state securities laws), and (d) not subject the Lenders to any tax, penalty or liability under or pursuant to any Applicable Law which was not in effect on the date hereof. If requested by the Lenders or the Agent, the Lenders or the Agent shall have received an Officer’s Certificate certifying as to such matters of fact as the Lenders or Agent may reasonably specify to enable the Lenders or Agent to determine whether such purchase is so permitted.

4.15. Solvency Certificate. The Agent shall have received an Officer’s Certificate duly executed by the chief executive officer and Senior Financial Officer of each Principal Company in substantially the form of Exhibit D (a “Solvency Certificate”) to the effect that (a) each Principal Company will be Solvent upon the consummation of the transactions contemplated herein and in the other Loan Documents, (b) each Principal Company and its Subsidiaries, taken as a whole, will be Solvent upon the consummation of the transactions contemplated herein and in the other Loan Documents; and (c) containing such other statements with respect to the solvency of the Principal Companies and their Subsidiaries and matters related thereto as the Agent or the Lenders shall request.

4.16. Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Applicable Law, necessary in connection with the execution, delivery or performance (including, without limitation, the payment of interest on any Loan) by the Loan Parties, or enforcement against any Loan Party of the Loan Documents to which it is a party, shall have been obtained and be in full force and effect, and the Agent shall have been furnished with appropriate

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evidence thereof (including, with respect to all federal, state and local regulatory filings, consents and approvals, opinions in form and substance satisfactory to the Agent, dated as of the Closing Date, from outside counsel for the Loan Parties reasonably satisfactory to the Agent covering the foregoing), and all waiting periods related thereto shall have lapsed or expired without extension or the imposition of any conditions or restrictions.

4.17. Related Agreements.

(a) All conditions to the closing of the Restructuring set forth in the Related Agreements shall have been satisfied or waived with the consent of the Agent, which consent shall not be unreasonably withheld, and the closing of the Restructuring shall have occurred, or shall occur contemporaneously with the Closing, in accordance with the terms of the Related Agreements.

(b) In respect of the Related Agreements executed prior to the Closing, the Lenders and the Agent shall have received a fully executed or conformed copy of each such Related Agreement, and each such Related Agreement shall be in full force and effect and shall be in form and substance satisfactory to the Agent. The Lenders and the Agent shall have received a copy, in substantially final form, of each other Related Agreement, and each such Related Agreement shall be in form and substance satisfactory to the Agent.

(c) Agent shall have received an Officer’s Certificate from each Principal Company to the effect that (a) such Principal Company has performed in all material respects all of its obligations in the Related Agreements required to be performed by such party on or before the Closing Date and (b) the representations and warranties of such Principal Company in the Related Agreements and in any certificate or other writing delivered by such Principal Company pursuant thereto (x) that are qualified by materiality or material adverse effect are true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date (or, if such representation and warranty refers to an earlier date or time, such earlier date or time), and (y) that are not qualified by materiality or material adverse effect are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, if such representation and warranty refers to an earlier date or time, such earlier date or time) and (c) each Related Agreement is in full force and effect and no provision thereof has been modified or waived in any material respect without the consent of Agent.

(d) All conditions to the closing of the Restructuring set forth in the Related Agreements to be performed at or prior to the closing of the Restructuring shall have been or will contemporaneously be satisfied in all material respects or the fulfillment of any such conditions shall have been waived with the consent of Agent (which consent shall not have been unreasonably withheld).

4.18. Material Adverse Effect. With respect to a Principal Company and its Subsidiaries, there shall have occurred no material adverse change in or effect on the business, condition (financial or otherwise), assets, liabilities, operations, management, performance, properties or prospects of such Principal Company and its Subsidiaries, taken as a whole, since December 31, 2010 (it being understood and agreed that no circumstance or change in the

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Principal Companies and its Subsidiaries that was disclosed in reports filed with the SEC or otherwise in writing to the Agent and the Lenders during or prior to the Fiscal Quarter ending December 31, 2011 will be deemed a material adverse change) and there shall exist no action, suit, investigation, litigation or proceeding pending or, to the knowledge of a Principal Company, threatened in any court or before any arbitrator or governmental authority not disclosed publicly or in writing to the Agent and the Lenders during or prior to the Fiscal Quarter ending December 31, 2011 that could reasonably be expected to constitute such a material adverse change.

4.19. Working Capital Facility Amendment. The Agent shall have received an executed copy of the Consent and Seventeenth Amendment to the Working Capital Facility, which consent and amendment shall be on terms reasonably satisfactory to the Agent.

4.20. Existing Parent Indebtedness. The Agent shall have received evidence satisfactory to it that all Indebtedness (other than (i) the Indebtedness under the Working Capital Facility, (ii) Indebtedness of the Parent listed on Schedule 5.18(a); and (iii) corporate credit cards and other similar Indebtedness having a maximum principal balance in each case of less than $55,000 of the Parent (“Existing Parent Indebtedness”)) has been paid in full, all commitments to lend or make other extensions of credit thereunder have been terminated and all Liens securing the Existing Parent Indebtedness or other obligations thereunder have been release and/or terminated.

5. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL COMPANIES.

In order to induce the Lenders and the Agent to enter into this Agreement, each of the Principal Companies represents and warrants to each Lender and the Agent, in each case after giving effect to the consummation of the closing (i) of the Restructuring and (ii) of the Consent and Seventeenth Amendment to the Working Capital Facility, (other than where a representation and warranty makes specific reference to it being made prior to the closing of the Restructuring or the Consent and Seventeenth Amendment to the Working Capital Facility), that:

5.1. Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(a) Organization and Powers. Each Principal Company and each of its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, as applicable, as specified in Schedule 5.1. Each Principal Company and its Subsidiaries has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Qualification and Good Standing. Each Principal Company and each of its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its Properties are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

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(c) Conduct of Business. Each Principal Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 10.9.

(d) Names; Capital Stock. Each Principal Company and its Subsidiaries as of the Closing Date, their correct names and their jurisdictions of incorporation or organization, together with each such Person’s directors are identified in Schedule 5.1. The Capital Stock of the Company and each of the other Subsidiaries of the Parent identified in Schedule 5.1 is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Lien, and none of such Capital Stock constitutes Margin Stock. Schedule 5.1 correctly sets forth, as of the Closing Date, the ownership interest of the Principal Companies and each of their Subsidiaries in each of the Subsidiaries identified therein, as well as the ownership interests of any other Persons therein. The authorized Capital Stock of Parent consists of 200,000,000 shares of common stock, par value $0.001 per share. As of March 19, 2012, 31,492,308 shares of common stock of the Parent were issued and outstanding. The issued and outstanding shares of common stock of the Parent have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Each Subsidiary of a Principal Company is a Wholly-Owned Subsidiary of such Principal Company. Schedule 5.1 also sets forth each Affiliate of the Principal Companies as of the Closing Date.

(e) Restrictions. No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the Loan Documents, the Working Capital Facility and customary limitations imposed by Applicable Law) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Principal Company or any of its Subsidiaries that owns outstanding Capital Stock of such Subsidiary.

5.2. Authorization of the Transactions, Etc.

(a) Authorization of the Transactions. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party (including, without limitation, all necessary action on the part of each Loan Party’s Governing Body) that is a party thereto. Without limitation, the Company and each other Loan Party specifically has directed the attention of the members of its Governing Body to the provisions herein to the effect that the Applicable Prepayment Premium is payable upon prepayment of the Loans in accordance with Section 8.2, 8.3 or 8.4 hereof or upon the acceleration of the Loans prior to their stated maturity in accordance with Section 12 hereof and, in connection therewith, the respective Governing Bodies of the Company and each other Loan Party specifically approved the provisions hereof relating to such Prepayment Premium.

(b) No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) conflict with, violate or result in the breach of any provision of any Applicable Law applicable to any Principal Company or any of its Subsidiaries, the Organizational Documents of any Principal Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on any Principal Company or any of its Subsidiaries, (ii) conflict with, violate, result in a breach or termination of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Principal Company or any of its Subsidiaries, (iii) result in or

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require the creation or imposition of any Lien upon any of the properties or assets of any Principal Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of the Secured Parties), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Principal Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Lenders and the Agent. Notwithstanding the foregoing, with respect to the grant of a Lien in favor of the Collateral Agent on the Capital Stock of any Non-Grantor Subsidiary, no Principal Company makes any representation as to whether such grant conflicts with, violates or results in the breach of any provision of any Applicable Law in the jurisdiction of such Non-Grantor Subsidiary.

(c) Consents and Approvals, Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person, including, without limitation, all federal, state and local regulatory filings, consents and approvals necessary in connection with the Loan Documents, is required in connection with the execution, delivery or performance by the Principal Companies and their Subsidiaries of this Agreement or any other Loan Document to which such Person is a party except (i) those set forth on Schedule 5.2(c), each of which has been obtained or filed and are in full force and effect, with all applicable waiting periods having lapsed without extension or the imposition of any conditions or restrictions, (ii) necessary authorizations from the Governing Bodies of the Loan Parties, each of which authorizations has been obtained as of the Closing Date, (iii) as may be required, in connection with the disposition of any Investments, by laws generally affecting the offering and sale of Securities in connection with the exercise of remedies by the Collateral Agent or any of the Secured Parties under the Collateral Documents, and (iv) applicable state and federal regulatory consents relating to transfers of Securities or assets of regulated entities in connection with the exercise of remedies by the Collateral Agent or any of the Secured Parties under the Collateral Documents. Notwithstanding the foregoing, with respect to the grant of a Lien in favor of the Collateral Agent on the Capital Stock of any Non-Grantor Subsidiary, no Principal Company makes any representation as to whether such grant requires the consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority in the jurisdiction of such Non-Grantor Subsidiary.

(d) Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3. Financial Condition; SEC Filings.

(a) For the period ended September 30, 2011 (and additionally for the months ended October 31, 2011, November 30, 2011 and December 31, 2011 with respect to the Company and its Subsidiaries), the Principal Companies have heretofore delivered to the Lenders and the Agent, at the Lenders’ and Agent’s request, the financial statements and information set forth in Schedule 5.3. All such statements were prepared in conformity with

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GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments (which will not be material in amount and effect) and the absence of footnotes required by GAAP. No Principal Company or any of its Subsidiaries has (and will not have following the extension of the Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and that, in any such case, is material in relation to the business, operations, Properties, condition (financial or otherwise) or prospects of such Principal Company or any of its Subsidiaries. No Principal Company or any of its Subsidiaries has entered into any off-balance sheet arrangements or transactions. During the past three years, no Principal Company or any of its Subsidiaries have restated any of their financial statements and no Principal Company or any of its Subsidiaries is aware of any facts which may require such restatement.

(b) Except as set forth on Schedule 5.3, all statements, reports, schedules, forms and other documents (the “SEC Documents”) required to have been filed or furnished by any Principal Company with or to the SEC since April 4, 2007 have been so filed or furnished on a timely basis. No Subsidiary of any Principal Company is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC as of the date of filing: (i) each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding SEC Document. Each of the certifications and statements relating to SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) is accurate and complete, and complied as to form and content with all Applicable Laws in effect at the time such Certification was filed with or furnished to the SEC.

5.4. Absence of Certain Developments. Except as set forth on Schedule 5.4 or pursuant to the transactions contemplated hereunder or as disclosed in reports filed with the SEC or otherwise in writing to the Agent and the Lenders during or prior to the Fiscal Quarter ending December 31, 2011, since December 31, 2010:

(a) To the Knowledge of the Principal Companies, there has not occurred any event, change or condition, or combination thereof, that has had, has, or could reasonably be expected to have a Material Adverse Effect;

(b) except as set forth on Schedule 5.4(b), other than the transactions contemplated hereunder and under the Related Agreements, there has not been any declaration, setting a record date, setting aside or authorizing the payment of, any dividend or other

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distribution in respect of any shares of Capital Stock or any repurchase, redemption or other acquisition by the Company, of any of the outstanding shares of Capital Stock or other equity securities of, or other ownership interest in, the Company;

(c) there has not been any payment of interest or principal with respect to any debt owed to an Affiliate of the Principal Companies, other than a Wholly-Owned Subsidiary;

(d) except as contemplated in the Related Agreements or as set forth on Schedule 5.4(d) with respect to the Parent, no Principal Company or any of its Subsidiaries has transferred, issued, sold or disposed of any shares of their Capital Stock, or granted any options, warrants, calls or other rights to purchase or otherwise acquire shares of their Capital Stock which are not reflected on the current capitalization table, warrant table and stock option table set forth on Schedule 5.1.

(e) except (i) in connection with the Related Agreements, (ii) in the ordinary course of business and consistent with past practice, (iii) as set forth on Schedule 5.4(e) or (iv) as required by Applicable Law, no Principal Company or any of its Subsidiaries has (A) awarded or paid any bonuses to any Employees or former Employees; or (B) entered into any Employee Program, employment deferred compensation, severance or similar agreement (nor amended or terminated any such agreement) or agreed to increase the compensation payable or to become payable to any current or former Employees or agreed to increase the coverage or benefits available under any severance pay, deferred compensation, bonus or other incentive compensation, pension or other employee benefit plan, payment or arrangement made to, for or with such current or former Employees;

(f) no Principal Company or any of its Subsidiaries has made, or agreed to, make any material acquisition of any business or assets outside the ordinary course of business or inconsistent with past practice;

(g) no Principal Company or any of its Subsidiaries has made, or agreed to make, any loans or investments in any business of any Affiliate of any Principal Company or any of its Subsidiaries;

(h) other than in the ordinary course of business and consistent with past practice, no Principal Company or any of its Subsidiaries has transferred or granted any rights under any Contractual Obligations, leases, licenses or agreements used by any Principal Company or any of its Subsidiaries in their business, or allowed any such rights to lapse or expire, which has had, has or could result in a Material Adverse Effect;

(i) except as set forth on Schedule 5.4(i), there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property of any Principal Company or any of its Subsidiaries having a replacement cost of more than $50,000 for any single loss or $150,000 for all such losses;

(j) other than in connection with the Loans and the Working Capital Facility or as permitted hereunder or thereunder, no Principal Company or any of its Subsidiaries has mortgaged, hypothecated, pledged or subjected to any Lien (other than in the ordinary course of

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business and other than Permitted Encumbrances) any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of such Principal Company or any of its Subsidiaries, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business and consistent with past practice;

(k) no Principal Company or any of its Subsidiaries has canceled or compromised any debt or claim with a value exceeding $25,000 or canceled, terminated, compromised, relinquished, or released any claim or right under any Material Contract with a value exceeding $25,000;

(l) no Principal Company or any of its Subsidiaries has made any binding commitment to make any capital expenditures or capital additions or betterments in any such case obligating such Principal Company or any of its Subsidiaries to pay an amount not in the ordinary course of business consistent with past practice;

(m) to the Principal Companies’ Knowledge, there has not been any material default under any Material Contract or the occurrence of any event, which with notice or lapse of time or both, would result in a material default under any such Material Contract;

(n) no Principal Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any debts, obligations or liabilities (including, without limitation, obligations in respect of capital leases), whether due or to become due, except current liabilities incurred in the ordinary course of business and consistent with past practice;

(o) other than the Loan Documents and the Related Agreements, no Principal Company or any of its Subsidiaries has entered into any material transaction other in the ordinary course of business consistent with past practice;

(p) no Principal Company or any of its Subsidiaries has encountered any labor difficulties or labor union organizing activities which could reasonably be expected to result in a Material Adverse Effect;

(q) no Principal Company or any of its Subsidiaries has made any change in the accounting principles, methods or practices followed by it, other than changes adopted in accordance with changes to GAAP;

(r) no Principal Company or any of its Subsidiaries has encountered any disagreements, that have not been resolved, with its independent public accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure;

(s) except as set forth on Schedule 5.4(s), no Principal Company or any of its Subsidiaries has allowed any rights to lapse with respect to, any Intellectual Property Rights material to the business of such Principal Company or any of its Subsidiaries, and except in the ordinary course of business and consistent with past practice, no Principal Company or any of its Subsidiaries has sold or transferred any Intellectual Property Rights;

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(t) except as set forth on Schedule 5.4(t), no Principal Company or any of its Subsidiaries has suffered or experienced a material adverse change in the relationship or course of dealings between (i) on the one hand, any Principal Company or any of its Subsidiaries and (ii) on the other hand, either (A) any of the four (4) largest (by cost of goods) suppliers of such Principal Company and its Suppliers or (B) any of the ten (10) largest (by revenue) customers of such Principal Company and its Subsidiaries;

(u) no Principal Company or any of its Subsidiaries has entered into, modified, amended or terminated any Real Property Lease, except modifications or amendments in connection with renewals of leases, terminations of leases or entering into new Real Property Leases, in each case in the ordinary course of business consistent with past practice;

(v) no Principal Company or any of its Subsidiaries has (i) been denied insurance coverage; or (ii) cancelled or terminated any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(w) no Principal Company or any of its Subsidiaries has amended its Articles of Incorporation or Bylaws, or in the case of the Irish Loan Parties and the Israeli Loan Party, their memorandum and Articles of Association, or in the case of the Brazilian Loan Party, its Organizational Documents, except as contemplated by the Loan Documents or the Related Agreements;

(x) except as set forth on Schedule 5.4(x) and as contemplated by the Loan Documents or the Related Agreements, no Principal Company or any of its Subsidiaries has made or changed any Tax election;

(y) no Principal Company or any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing; and

(z) except as contemplated by the Related Agreements, no Principal Company or any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by Section 10.5.

5.5. Title to Properties; Liens; Real Property; Intellectual Property.

(a) Real Property.

(i) Schedule 5.5(a) contains a true, accurate and complete list of the addresses and specific locations (if less than an entire building is leased) of each parcel of real property leased by each of the Loan Parties as lessee. The portion of such real property which each such Loan Party leases and all buildings, structures, facilities, fixtures and other improvements thereon are collectively included in the definition herein of Leasehold Property. Schedule 5.5(a) lists each such lease (the “Real Property Leases”). The Real Property Leases are valid, binding, enforceable and in full force and effect and have not been modified. No Principal Company or any of its Subsidiaries is the owner or feeholder of any real property interests.

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(ii) Except as disclosed on Schedule 5.5(a), each of the Loan Parties has a good and indefeasible or marketable leasehold estate in the Leasehold Property that it leases, free and clear of all sublease agreements, Liens and other exceptions to title, other than Permitted Encumbrances, and is in sole possession of each parcel of Leasehold Property that it leases.

(iii) Each Loan Party is in compliance in all material respects with each Real Property Lease to which it is party, and no Loan Party has received any notice of default that remains uncured.

(iv) Each Loan Party has adequate rights of ingress and egress with respect to each Leasehold Property in which it has an interest. There are no condemnation or appropriation proceedings pending or, to the Knowledge of the Principal Companies, threatened against the Leasehold Properties.

(v) Each of the Leasehold Properties is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used consistent with industry standards. Except as set forth on Schedule 5.5(a)(v), there are no planned or required capital improvements to the Leasehold Properties which exceed $50,000 that are not already included in the rent under the applicable Real Property Lease. No Loan Party has received any written notice under any Real Property Lease or sublease agreement or from the holder of any mortgage or from any insurance company which has issued a policy with respect to any portion of such properties to repair or pay for any repair related to the Leasehold Property with which such parties have not complied.

(b) Intellectual Property.

(i) Either a Principal Company or one of its Subsidiaries is the sole and exclusive owner (free and clear of all Liens other than the transactions contemplated by the Loan Documents), of Company-Owned IP Rights, or has the relevant license to use, each of the components of the Company Intellectual Property and Company Technology as such components are being used by such Principal Company and its Subsidiaries immediately prior to the Closing Date. The copyrights, trademarks and Trade Secrets constituting Company Intellectual Property and, to the Knowledge of the Principal Companies, the patents constituting the Company Intellectual Property, are sufficient for the conduct of the business of each Principal Company and its Subsidiaries as such business is conducted immediately prior to the Closing Date. The (i) use, practice or other commercial exploitation of the Company Intellectual Property by each Principal Company or any of its Subsidiaries, (ii) manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products and services of each Principal Company or any of its Subsidiaries and (iii) operations of the business of each Principal Company and its Subsidiaries immediately prior to the Closing Date, do not infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Right of any third Person or breach any Contractual Obligations, except for such infringements, unauthorized uses, misappropriations or breaches, which individually or in the aggregate, would not have a Material Adverse Effect. Other than as disclosed in Schedule 5.5(b), no Principal Company or any of its Subsidiaries is, or during the last three years before the Closing Date has been, a party to or the

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subject of any pending or, to the Knowledge of the Principal Companies, threatened suit, action, investigation or proceeding which involves a claim (i) against such Principal Company, or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology; or (ii) contesting the right of any Principal Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Intellectual Property, or any products, processes or materials covered thereby in any manner. To the Knowledge of the Principal Companies, there are no specific facts or circumstances that would form the basis for any claim against any Principal Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property Rights or rights in the Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology. Other than as disclosed in Schedule 5.5(b), none of the Company-Owned IP Rights, or the products or services of any Principal Company or any of its Subsidiaries, is subject to any proceeding or outstanding order or stipulation: (i) restricting in any manner its use, development, manufacture, marketing, license, sale, distribution, furnishing or disposition by such Principal Company or any of its Subsidiaries or (ii) affecting its validity, use or enforceability; and no Principal Company or any of its Subsidiaries is subject to any proceeding or outstanding order or stipulation restricting the conduct of its business in order to accommodate Intellectual Property Rights of a third party.

(ii) To the Knowledge of the Principal Companies, none of the Employees are, and to the Knowledge of the Principal Companies, no other Person (including former employees of any Principal Company or any of its Subsidiaries) is, infringing, violating, misappropriating, or otherwise misusing any Company Intellectual Property. No Principal Company or any of its Subsidiaries has made any such written claims against any Person in the three years prior to the Closing Date (including Employees and former employees of such Principal Company and any of its Subsidiaries) nor, to the Knowledge of the Principal Companies, is there any basis for such a claim.

(iii) No Trade Secret or any other non-public proprietary information material to the business of any Principal Company or any of its Subsidiaries as presently conducted and as proposed to be conducted has been authorized to be disclosed or has been actually disclosed by such Principal Company or any of its Subsidiaries to any Employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. Each Principal Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of such Principal Company and its Subsidiaries.

(iv) Schedule 5.5(b) indicates (i) which Company-Owned IP Rights have been registered with governmental authorities and (ii) which Company-Owned IP Rights each Principal Company or any of its Subsidiaries have applied to register, and the recorded owner of each registration or application. All issued patents and registered trademarks and service marks owned by any Principal Company or any of its Subsidiaries are currently in compliance with all legal requirements other than (x) any requirement that, if not satisfied, with respect to a patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a trademark or service mark would not result in a cancellation

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of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark or (y) with respect to any trademarks or trademark applications that any Principal Company or any of its Subsidiaries has decided to abandon in the ordinary course of its business. No Principal Company or any of its Subsidiaries has engaged in any inequitable conduct, patent misuse or fraud, or failed to disclose material prior art, in connection with the prosecution of any patent application owned by such Principal Company or any of its Subsidiaries or the enforcement or licensing of any patent owned by such Principal Company or any of its Subsidiaries, in a manner that would result in the abandonment or unenforceability of such patent application or patent.

(v) All current Employees and consultants of or to any Principal Company or any of its Subsidiaries, and all Employees and consultants of or to any Principal Company or any of its Subsidiaries who were employed or engaged by the Principal Companies or any of their Subsidiaries at any time during the three year period prior to the Closing Date, who are or were involved in the creation or preparation of Company-Owned IP Rights or Company Technology have executed and delivered to and in favor of such Principal Company or any of its Subsidiaries an agreement, the form of which has been provided to the Lenders, regarding the protection of confidential and proprietary information and the assignment to such Principal Company or any of its Subsidiaries of all Intellectual Property Rights arising from the services performed for such Principal Company by such persons. No Principal Company or any of its Subsidiaries has, in the last three years, received written notice whereby a current or former Employee or consultant of or to such Principal Company or any of its Subsidiaries claims any rights in any product or work product of such Principal Company or any Company-Owned IP Rights or Company Technology owned by such Principal Company or any of its Subsidiaries.

(vi) All current consultants, independent contractors or other third parties that created, prepared or delivered for or on behalf of any Principal Company or any of its Subsidiaries works (including any materials and elements created, prepared or delivered by such parties in connection therewith) and, to the Knowledge of the Principal Companies, all former consultants, independent contractors or other third parties that created, prepared or delivered such works, have entered into agreements with such Principal Company, which agreements have been signed by each such consultant, independent contractor and third party substantially in the form or forms which have been provided to the Lenders, specifying that (i) all right, title and interest in such works (including any materials and elements created, prepare or delivered by such parties in connection therewith) are otherwise assigned or such parties are otherwise obligated to assign such works to such Principal Company without additional consideration and (ii) such parties have waived all their non-assignable rights (including moral rights) in such works.

(vii) To the Knowledge of the Principal Companies, no Employee or former employee and no current or former consultant or independent contractor of any Principal Company or any of its Subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other Contractual Obligations with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, such Principal Company or such Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any

Third Amended & Restated Credit Agreement

Technology or other copyrightable, patentable or otherwise proprietary work for such Principal Company or such Subsidiary that is subject to any Contractual Obligations under which such consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Technology, or other copyrightable, patentable or otherwise proprietary work.

(viii) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, including the Related Transactions, shall, in accordance with their terms, in and of itself: (A) constitute a material breach of or default under any instrument, license or other Contractual Obligations governing any Intellectual Property; (B) cause the forfeiture or termination by any Principal Company or any Subsidiary of, or give rise to a right of forfeiture or termination of, any Intellectual Property; or (C) materially impair the right of any Principal Company or any Subsidiary to use, make, market, license, sell, copy, distribute, or dispose of any Intellectual Property or portion thereof.

(ix) With the exception of (i) certain computer source code licensed to third parties and developed by the Company’s former subsidiary, Trisignal, none of which (other than the code developed on the V34, V42bis or V90 standards) is part of any currently shipping products of any Principal Company and its Subsidiaries, (ii) small portions of the Company’s source code which the Company intentionally provides to developers to allow them to create applications to work with the Company’s products, the broad disclosure of which to such developers the Company encourages, and (iii) Project DiaStar (an open source project sponsored by the Company) whereby the Company provides certain open source components to open source developers and encourages such developers to develop solutions using the Company’s technology, Schedule 5.5(b) lists all agreements in effect immediately prior to the Closing Date pursuant to which any Principal Company, any of its Subsidiaries and any other party authorized to act on their behalf has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, the source code form of any Software owned or used by any Principal Company or any of its Subsidiaries (“Source Code”).

(x) Each Principal Company and its Subsidiaries conducts the business of such entity in compliance with all Applicable Laws and regulations regarding encryption technology, including the import and export thereof.

(xi) Immediately prior to the Closing Date, no Software used or distributed by any Principal Company or any of its Subsidiaries either by itself or as part of any product is subject to any “copyleft” or other similar obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that does: (i) require or condition the use or distribution of such Software, Source Code, script or product on the disclosure, licensing or distribution of any Source Code for any portion of such Software, Source Code or script; or (ii) otherwise impose any limitation, restriction or condition on the right or ability of any Principal Company or any of its Subsidiaries to use or distribute any Software, Source Code, script or product.

(xii) The privacy policy or policies of each Principal Company and each of its Subsidiaries are set forth on the Company Websites (as defined below) of each such entity.

Third Amended & Restated Credit Agreement

The privacy practices of each Principal Company and each such Subsidiary conform, and at all times during the past three years have conformed, and their use, license, sublicense and sale of any personally identifiable information collected from users at all Internet websites owned, maintained or operated by such Principal Company and its Subsidiaries (collectively, the “Company Websites”) have complied, in all material respects to the privacy policies of such entities. Each Principal Company and each of its Subsidiaries have complied in all material respects with all contractual obligations and Applicable Law relating to (i) the privacy of users of the products and services of such Principal Company and its Subsidiaries and all Company Websites, and (ii) the collection, storage and transfer of any personally identifiable information collected by such Principal Company, and of its Subsidiaries or by third parties having authorized access to the books and records of such Principal Company or its Subsidiaries. Each of the Company Websites and all materials distributed or marketed by each Principal Company or any of its Subsidiaries have at all times during the past three years made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials are in violation of any Applicable Law. No claims have been asserted to, or to the Knowledge of the Principal Companies, have been threatened in writing against any Principal Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the privacy policies of such Principal Company or any of its Subsidiaries.

(c) Tangible Personal Property. Except as set forth on Schedule 5.5(c) or for property sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet, each Principal Company and its Subsidiaries own free and clear of any Liens (other than Liens permitted under Section 10.2), all of the personal property reflected as owned by such Principal Company and its Subsidiaries on the Balance Sheet, and all other items of personal property acquired by any such Person since that date. All material items of such personal property are in good operating condition, normal wear and tear excepted.

5.6. Litigation; Adverse Facts. Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of any Principal Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of the Principal Companies, threatened against or affecting any Principal Company or any of its Subsidiaries or any Property of such Principal Company or any of its Subsidiaries and that, if adversely determined to or against any Loan Party, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Principal Company or any of its Subsidiaries (i) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7. Payment of Taxes. Except as set forth in Schedule 5.7, all tax returns and reports of each Principal Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Principal Company and its Subsidiaries and upon their respective Properties, income, businesses and franchises that are due and payable have been

Third Amended & Restated Credit Agreement

paid when due and payable, other than such taxes and charges being contested in good faith by appropriate proceedings promptly instituted and diligently conducted where (i) such reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim. There is no tax assessment against any Principal Company or any of its Subsidiaries that is not being actively contested by such Principal Company or such Subsidiary in good faith and by appropriate proceedings, and no Principal Company knows of any threatened tax assessment against such Principal Company or any of its Subsidiaries, other than those assessments in respect of which such reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor.

5.8.	Compliance with Agreements and Laws; Material Contracts.

(a) Each Principal Company and its Subsidiaries and all of their respective Properties and Facilities have complied at all times and in all respects with all federal, provincial, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, except, in any case, where failure to comply would not have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.8(b), the grant by the Grantors of security interests in the Collateral as contemplated hereunder and under the other Loan Documents will not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation or material lease of any Principal Company or any of its Subsidiaries.

(c) Each of the Material Contracts is valid, binding and enforceable against each Principal Company or the applicable Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no material default under any Material Contract by any Principal Company, its Subsidiaries or, to the Knowledge of the Principal Companies, by any other party thereto, and to the Knowledge of the Principal Companies, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder.

(d) No previous or current party to any Material Contract has given written notice to any Principal Company or any of its Subsidiaries of, or made a claim with respect to, any breach or default thereunder that would have a Material Adverse Effect that has not been cured and no Principal Company has any Knowledge of any notice of, or claim with respect to, any such breach or default that has not been cured.

(e) Each Principal Company and its Subsidiaries are and at all times during the three year period prior to the Closing Date have been in compliance with all Applicable Laws and orders, judgments or decrees promulgated by any Governmental Authority applicable to such Principal Company and its Subsidiaries or to the conduct of the business or operations of such Principal Company and its Subsidiaries or the use of their properties (including any leased

Third Amended & Restated Credit Agreement

properties) and assets, except where such noncompliance would not have a Material Adverse Effect. During the three year period prior to the Closing Date, no Principal Company or any of its Subsidiaries has received any notices of a violation or alleged violation of any such Applicable Law or order, judgment or decree by any Governmental Authority, except where such noncompliance would not have a Material Adverse Effect.

(f) Except as set forth on Schedule 5.8(f) and where failure to comply would not have a Material Adverse Effect: (i) each Principal Company and each of its Subsidiaries have all Permits necessary for the conduct of its respective business; (ii) such Permits have been validly issued, and each Principal Company and its Subsidiaries have complied in all material respect with all conditions of such Permits applicable to them; (iii) no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit; (iv) all such Permits are in full force and effect without further consent or approval of any Person; and (v) no Principal Company or any of its Subsidiaries has received any notice from any source to the effect that there is lacking any such Permit required in connection with the current operations of such Principal Company and its Subsidiaries.

5.9. Governmental Regulation. No Principal Company or any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the ICC Termination Act, as amended, or the Investment Company Act of 1940, as amended, or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

5.10. Securities Activities.

(a) No Principal Company or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b) No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Principal Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin Stock does not constitute more than 5% of the value of the consolidated assets of any Principal Company and its Subsidiaries and no Principal Company has any present intention that Margin Stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

5.11. Employee Benefit Plans.

(a) Each Principal Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA, the Code and all other applicable requirements with

Third Amended & Restated Credit Agreement

respect to each Employee Benefit Plan and Employee Program, and have performed all their obligations under each Employee Benefit Plan and Employee Program. Each Employee Benefit Plan that is intended to qualify for favorable tax benefits is so qualified and has received all necessary approvals or determinations to qualify for such treatment.

(b) No ERISA Event has occurred or is reasonably expected to occur.

(c) Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan or Employee Program provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Principal Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

(d) Neither Principal Company nor any of their respective ERISA Affiliates, sponsors, maintains, contributes to, or has any liability with respect to, any Pension Plans.

(e) Neither Principal Company nor any of their respective ERISA Affiliates, sponsors, maintains, contributes to, or has any liability with respect to, any Multiemployer Plans.

(f) All Foreign Plans are funded as required by Applicable Law, no failure to make contributions has occurred with respect to any Foreign Plan sufficient to give rise to a Lien affecting any Principal Company or any Subsidiary under any Applicable Laws, and all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in accordance with all Applicable Laws and the terms of each Foreign Plan have been made.

(g) Schedule 5.11(g) sets forth an accurate, correct and complete list of every Employee Program which is maintained, administered, sponsored or contributed to by any Principal Company or any of its Subsidiaries, which covers any current or former Employee of such Principal Company or any of its Subsidiaries or with respect to which an obligation of such Principal Company or any of its Subsidiaries to make any contribution exists. Except as set forth on Schedule 5.11(g), no Principal Company or any of its Subsidiaries has funded or unfunded, registered or unregistered, pension, retirement, superannuation or other Employee pension benefits plan or retirement income arrangements.

(h) Each Principal Company has made available to the Lenders with respect to each Employee Benefit Plan accurate and complete copies of (i) all written documents comprising such Employee Benefit Plan (including amendments, individual agreements, service agreements, trusts and other funding agreements); (ii) the three most recent audited financial statements and reports, if any, pertaining to such Employee Benefit Plan; (iii) the summary plan description currently in effect and all material modifications thereto, if any, for such Employee Benefit Plan; (iv) any employee handbook which includes a description of such Employee Benefit Plan; and (v) any other written communications to any Employee, to the extent that the provisions of such Employee Benefit Plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this subsection (h).

Third Amended & Restated Credit Agreement

(i) Each Employee Benefit Plan has been maintained in all material respects in accordance with its terms and with all Applicable Laws, and no failure to so maintain any Employee Benefit Plan will result from the completion of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event or events). No Principal Company or any of its Subsidiaries has any unsatisfied material liability, or any unpaid material fine, penalty or tax, with respect to any Employee Benefit Plan or any other Employee Program. No Principal Company has any Knowledge of any facts or circumstances under which a material liability or a material fine, penalty or tax with respect to any Employee Benefit Plan or any other Employee Program is reasonably likely to be imposed on such Principal Company or any of its Subsidiaries. There has been no prohibited transaction under Sections 4975 or 4980 of the Code or Section 406 of ERISA or breach of any duty under Title IV of ERISA, with respect to any Employee Benefit Plan which could subject any Principal Company or any of its Subsidiaries to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, taxes or any other loss or expense. Each Principal Company and its Subsidiaries have made full and timely payment of all contributions required to be made by it to each Employee Benefit Plan or Employee Program by the terms of such plan or program or under Applicable Law, except that all contributions which are so required to be made by such Principal Company or any of its Subsidiaries to each Employee Benefit Plan or Employee Program for any period ending prior to the Closing, but which are not due by the date of the Closing, shall be properly reserved or accrued in the appropriate financial statements. Except as disclosed on Schedule 5.11(i), there have been no violations of any reporting or disclosure requirements under any Applicable Law with respect to any Employee Benefit Plan, including any requirement to file an annual return.

(j) No litigation or written claim (other than routine claims for benefits), and no governmental administrative proceeding, audit or investigation, is pending or, to the Knowledge of the Principal Companies, threatened with respect to any Employee Benefit Plan.

(k) All health and medical benefit coverage, and all death benefit coverage, under each Employee Benefit Plan is provided solely through insurance. No Principal Company or any of its Subsidiaries has any liability with respect to any Employee Benefit Plan which is funded wholly or partly through an insurance policy, in the nature of a retroactive rate adjustment, a loss sharing arrangement or any other actual or contingent liability arising from any event occurring on or before the Closing.

(l) No Employee or former employee of any Principal Company or any of its Subsidiaries, or any other individuals, shall accrue or receive additional benefits, additional credit for service, accelerated vesting or accelerated rights to payment of any benefit under any Employee Benefit Plan or Employee Program, or become entitled to any severance, termination allowance or similar payments or to the forgiveness of any indebtedness, as a result of the execution and delivery of, or the transactions contemplated by, this Agreement (either alone or upon any additional or subsequent event or events). Such execution and delivery, or the occurrence of such transactions, shall not result in any increase in the contributions required to be made to or in respect of any Employee Benefit Plan or Employee Program.

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(m) Except for the adoption of a plan amendment which is needed to bring the plan documents into conformity with changes required under Applicable Laws, no Principal Company or any of its Subsidiaries is under any obligation (express or implied) to modify any Employee Benefit Plan, or to establish any new Employee Benefit Plan which will cover any Employee of such Principal Company or any of its Subsidiaries. Subject to Applicable Laws, each Principal Company or its Subsidiaries has expressly reserved to itself the right to amend, modify or terminate each Employee Benefit Plan (and any service or funding agreement or arrangement for each Employee Benefit Plan), at any time without liability or penalty to itself (other than routine expenses). Subject to Applicable Law, no Employee Benefit Plan requires any Principal Company or any of its Subsidiaries to continue to employ or use the services of any current Employee or former employee.

(n) The pension, medical and other employee benefit expenses for the Employee Benefit Plans are accurately reflected in the applicable financial statements of each Principal Company and its Subsidiaries, and no material funding changes or irregularities are reflected thereon which would cause such financial statements to be not representative of prior fiscal years except for such changes that are required under Applicable Laws. Except for changes or amendments required under Applicable Laws, there has been no amendment, interpretation or announcement by the Parent or any of its Subsidiaries relating to any Employee Benefit Plan which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan, plus increases in the ordinary course of business consistent with past practice, as indicated in the applicable financial statements, for its most recent fiscal year.

5.12. Financial Advisors. Except as set forth in Schedule 5.12, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from any Principal Company with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby, and each Principal Company hereby, jointly and severally, indemnifies the Lenders and the Agent against, and agrees that it will hold the Lenders and the Agent harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13. Environmental Protection. Except as set forth in Schedule 5.13:

(a) no Principal Company or any of its Subsidiaries or any of their respective Properties or operations now or (to the Knowledge of such Principal Company) formerly owned, leased or operated by any of them are subject to any outstanding written order, consent decree or settlement agreement with any Person, and no Principal Company or any of its Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against such Principal Company or any of its Subsidiaries or any of their respective Properties or operations now or (to the Knowledge of such Principal Company) formerly owned, leased or operated by any of them, alleging or relating to (i) any Environmental Law, (ii) any Environmental Claim, or (iii) any Hazardous Materials Activity;

Third Amended & Restated Credit Agreement

(b) no Principal Company or any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(c) there are and, to the Knowledge of each Principal Company, have been no conditions, occurrences, or Hazardous Materials Activities that could form the basis of an Environmental Claim against such Principal Company or any of its Subsidiaries (whether with respect to any now or (to the Knowledge of such Principal Company) formerly owned, leased or operated Properties or operations);

(d) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14. Labor Relations.

(a) Except as set forth on Schedule 5.14(a): (i) each Principal Company and its Subsidiaries have performed all material obligations under all Contractual Obligations with respect to their respective Employees and have paid or properly accrued for such obligations in the Balance Sheet, including without limitation, all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such Employees; (ii) there is no pending, or to the Knowledge of the Principal Companies, any threatened, charge, complaint, allegation, application or other process against any Principal Company or any its Subsidiaries before any Governmental Authority with respect to labor relations; (iii) there is no labor strike, dispute, slowdown or work stoppage or other job action pending, or to the Knowledge of the Principal Companies, threatened against or otherwise affecting or involving any Principal Company or its Subsidiaries; and (iv) none of the Employees are covered by any collective bargaining agreements (other than customary national collective bargaining agreements) and, to the Knowledge of the Principal Companies, no effort is being made by any union to organize any of the Employees.

(b) Except as disclosed on Schedule 5.14(b), no Employee who earned a salary (including bonuses) of over $100,000 in Fiscal Year 2011 is in breach of his or her employment agreement and none has given notice of his or her intention to terminate employment with any Principal Company.

5.15. Solvency.

(a) Each Principal Company is and, upon the incurrence of any Obligations by such Principal Company on the Closing Date, will be, Solvent. The Loan Parties, taken as a whole, are and, upon the incurrence of any Obligations by such Loan Parties on any date on which this representation is made, will be, Solvent.

(b) No transfer of Property is being made any Principal Company or any of its Subsidiaries and no obligation is being incurred by such Principal Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Principal Company and its Subsidiaries.

Third Amended & Restated Credit Agreement

5.16. Matters Relating to Collateral.

(a) Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Grantors, together with the actions taken on or prior to the date hereof pursuant to Sections 4.9, 9.7, 9.8 and 9.10, are effective to create in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC or personal property search registry financing statements filed by or on behalf of Collateral Agent. Notwithstanding the foregoing, with respect to the grant of a Lien in favor of the Collateral Agent on the Capital Stock of any Non-Grantor Subsidiary, no Principal Company makes any representation as to whether such grant is effective under the Applicable Law of the jurisdiction of formation of such Non-Grantor Subsidiary to create in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, a valid First Priority Lien on such Capital Stock, or whether all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Lien under the Applicable Law of the jurisdiction of formation of such Non-Grantor Subsidiary have been duly made or taken and remain in full force and effect.

(b) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except, in each case, for (x) filings or recordings contemplated by Section 5.16(a), (y) as described in Sections 5.2(c)(iii) and 5.2(c)(iv) and (z) any such authorization, approval, action, notice or filing required under Applicable Law with respect to the grant of a Lien on the Capital Stock of any Non-Grantor Subsidiary.

(c) Absence of Third-Party Filings. Except such as may have been filed in favor of Collateral Agent as contemplated by Section 5.16(a) and as otherwise permitted pursuant to Section 10.2, (i) no effective UCC financing statement, fixture filing, personal property security registry filing, Register of Personal and Movable Real Rights (Quebec) filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO or the Canadian Intellectual Property Office.

(d) Margin Regulations. The pledge of Capital Stock of the Loan Parties pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Third Amended & Restated Credit Agreement

(e) Information Regarding Collateral. All information supplied to Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (whether pursuant to the Collateral Documents or otherwise and in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17. Disclosure and Projections.

(a) Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Principal Companies and their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Principal Companies or their Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. No representation or warranty of any Loan Party contained in any Loan Document or in any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of the Principal Companies or any of their Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Loan Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby.

(b) Projections. The Closing Date Projections have been diligently prepared on a basis materially consistent with the financial statements delivered to the Lenders and the Agent pursuant to Section 5.3, and are based on good faith estimates and assumptions believed by management of the Principal Companies to be reasonable as of the date of the Closing Date Projections, and there are no statements or conclusions in any of the Closing Date Projections which are based upon or include information known to any Loan Party or any of their Subsidiaries to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein. On the Closing Date, each Principal Company believes that the Closing Date Projections were reasonable, it being recognized by the Lenders and the Agent, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Closing Date Projections may differ from the projected results and such differences may be material.

5.18. Existing Indebtedness and Contingent Obligations; Future Liens.

(a) Set forth on Schedule 5.18(a) is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing that is to remain outstanding after the Closing Date (other than the Loans and the Working Capital Facility) and such Schedule accurately reflects the aggregate principal amount of such Indebtedness. Except as disclosed in Schedule 5.18(a), no Principal Company or any Subsidiary is in default, and no

Third Amended & Restated Credit Agreement

waiver of default is currently in effect, in the performance of any agreements related to, or in the payment of any principal or interest on, any Indebtedness and no event or condition exists with respect to any Indebtedness of any Principal Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Set forth on Schedule 5.18(b) is a true and complete list of all Contingent Obligations of each Loan Party outstanding immediately prior to the Closing that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate amount of such Contingent Obligations. No Principal Company or any Subsidiary is in default under, and no waiver of default is currently in effect with respect to, any Contingent Obligations or agreements related thereto. No event or condition exists with respect to any Contingent Obligations of any Principal Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Contingent Obligations to become fixed, due and payable.

(c) Except as set forth on Schedule 5.18(c), no Principal Company or any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien.

5.19. Subordinated Indebtedness; Ranking. All liabilities of each Principal Company and its Subsidiaries under the Loan Documents constitute direct, unconditional and general obligations of such Principal Company and its Subsidiaries and rank in right of payment either pari passu or senior to all other Indebtedness and Contingent Obligations of such Principal Company and its Subsidiaries. The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness and Contingent Obligations of each Principal Company and its Subsidiaries.

5.20. Foreign Assets Control Regulations, Etc.

(a) Neither the borrowing of the Loans by the Company hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001). No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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(b) No Principal Company or any Subsidiary (i) is or will become a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person or any such Person.

(c) Each Principal Company and its Subsidiaries and its Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

5.21. Representations of other Loan Parties. The representations and warranties of each Subsidiary Guarantor contained in the Loan Documents to which it is a party are true and correct as of the date they are made and shall be true and correct at the time of the Closing.

5.22. Non-Grantor Subsidiaries. The aggregate fair market value of all Property (other than any intercompany Indebtedness owed by a Principal Company or its Subsidiaries) owned by Subsidiaries of any Principal Company that are not Grantors does not exceed $5,000,000.

5.23. Passive Foreign Investment Company; Controlled Foreign Corporation. To the Knowledge of the Principal Companies (but without consultation with any Principal Company’s independent accountants), no Principal Company has had, for any tax year beginning after September 30, 2005, (i) 75% or more of its gross income from passive sources, as that term is defined in Section 1297 of the Code, or (ii) 50% or more of its average assets which either produce passive income or are held for the production of passive income, as determined in accordance with Section 1297 of the Code.

5.24. Deposit Accounts; Securities Accounts. Set forth on Schedule 5.24 is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts as of the Closing Date, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) the relevant Loan Party or Loan Parties.

5.25. Loans to Officers and Directors. Except as set forth on Schedule 5.25, there are no outstanding loans made by any Principal Company or any of its Subsidiaries to any of their officers, directors or shareholders (directly or indirectly) or any of such Persons’ Affiliates or guarantees or security interests given by any Principal Company or any of its Subsidiaries in connection with any loans to any of their officers, directors or shareholders (directly or indirectly) or any of such Persons’ Affiliates.

5.26. Insurance. Schedule 5.26 sets forth a true, correct and complete list of all insurance policies (including information on the premiums payable in connection therewith, the deductible applicable thereunder, pending claims thereunder, whether such deductible is per occurrence or in the aggregate, and the scope and amount of the coverage provided thereunder) maintained by each Principal Company or any of its Subsidiaries (the “Policies”), each of which is in full force and effect unless otherwise indicated on Schedule 5.26 as being terminated at the Closing Date. The Policies have been issued by insurers which, to the Knowledge of the Principal Companies, (i) are reputable and financially sound; and (ii) provide coverage for the operations

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conducted by each Principal Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which such Principal Company and its Subsidiaries operate. All insurance premiums currently due with respect to the Policies have been paid and no Principal Company or any of its Subsidiaries has failed to give any notice or present any claim under any Policy in a due and timely manner. No Principal Company or any of its Subsidiaries has received notice of cancellation or non-renewal of any Policy. No Principal Company or any of its Subsidiaries is in material breach or default, and no Principal Company or any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. The Policies are sufficient for compliance with all requirements of Applicable Law and all agreements to which any Principal Company or any of its Subsidiaries is a party. During the three years prior to Closing, no Principal Company or any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance. Neither the consummation of the Related Transactions nor the consummation of the transactions contemplated hereby will, in and of itself, cause the revocation, cancellation or termination of any Policy based on the terms of such Policy (it being understood that notice and additional payments may be required), and each of the Policies or substitute policies of substantially similar scope and coverage applicable to the Parent and its Subsidiaries shall remain in full force and effect following the consummation of the Related Transactions and the transactions contemplated hereby.

5.27. Customers. Except as set forth on Schedule 5.27, no Principal Company or any of its Subsidiaries has received any notice of termination of any Material Contract between (a) on the one hand, such Principal Company or its Subsidiaries and (b) on the other hand, any of the ten (10) largest customers of such Principal Company and its Subsidiaries (based on revenues) during the twelve-month period ended September 30, 2011 (“Major Customers”), nor to the Knowledge of the Principal Companies has there been any indication that any such Major Customer plans to cease purchasing, or to substantially reduce purchases, from such Principal Company or its Subsidiaries.

5.28. Absence of Certain Practices. Except as set forth on Schedule 5.28, no Principal Company or any of its Subsidiaries, or, to the Knowledge of the Principal Companies, any director, officer, agent, Employee or other Person acting on their behalf, has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder any Principal Company or its Subsidiaries or assist any Principal Company or its Subsidiaries in connection with any proposed transaction involving such Principal Company or its Subsidiaries, which gift or similar benefit, induced any party to do business with such Principal Company. No Principal Company or any of its Subsidiaries, or, to the Knowledge of the Principal Companies, any director, officer, agent, Employee or other Person acting on their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

5.29. Accounts and Notes Receivable; Accounts and Notes Payable.

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(a) Except as set forth in Schedule 5.29(a), all the accounts receivable and notes receivable owing to any Principal Company or any of its Subsidiaries as of the date hereof constitute valid and enforceable claims (without any previously exercised rights of set off or compromise) arising from bona fide transactions in the ordinary course of business, consistent with past practice, and, to the Knowledge of the Principal Companies, there are no known or, to the Knowledge of the Principal Companies, asserted claims, refusals to pay or other rights of set-off against any thereof. Except as provided on Schedule 5.29(a), there is (i) no account debtor or note debtor delinquent in its payment by more than ninety days; (ii) no account debtor or note debtor that has refused (or, to the Knowledge of the Principal Companies, threatened to refuse) to pay its obligations for any reasons; (iii) to the Knowledge of the Principal Companies, no account debtor or note debtor that is insolvent or bankrupt other than as set forth on Schedule 5.29(a) and (iv) no account receivable or note receivable which is hypothecated or pledged to any person (except in connection with the Loans and the Working Capital Facility) by any Principal Company or any of its Subsidiaries.

(b) All accounts payable and notes payable by any Principal Company or any of its Subsidiaries to third parties as of the date hereof arise from bona fide transactions in the ordinary course of business, consistent with past practice and, except as set forth on Schedule 5.29(b), there is no such account payable or note payable more than thirty-one (31) days delinquent in its payment, except those contested in good faith.

5.30. Inventory. To the Knowledge of the Principal Companies, neither Principal Company nor any of its Subsidiaries has sold products to customers within the European Union for resale within the European Union that have not been in full compliance with the Restriction of Hazardous Substances Directive (RoHS) 2002/95/EC since the directive first came into force on July 1, 2006 and no notice of any violation thereof has been received.

5.31. Internal Controls. Each Principal Company and its Subsidiaries maintain a system of internal control over financial reporting. Such internal controls over financial reporting (a) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (b) as to Parent are designed to ensure that all material information concerning Parent and its Subsidiaries required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. There is and has been no fraud, whether or not material, that involves management or other Employees who have a significant role in any Principal Company’s and/or its Subsidiaries’ internal controls. Schedule 5.31 lists, and the Principal Companies have provided to the Lenders, accurate and complete copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such internal controls and procedures.

5.32. Anti-Money Laundering. To the Knowledge of each Principal Company, it and each of its Subsidiaries have not previously violated, any applicable anti-money laundering laws and regulations. To the Knowledge of the Principal Companies, none of (i) the funding of the Loans, (ii) the use of proceeds contemplated hereby, (iii) the execution, delivery and performance of this Agreement and the Loan Documents and the Related Agreements, or (iv) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by any Principal Company or any of its Subsidiaries of any applicable anti-money laundering laws.

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5.33. Foreign Corrupt Practices Act. Other than as set forth on Schedule 5.33, no Principal Company, any of its Subsidiaries or any of their Affiliates or Employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly to (i) any foreign official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, in the case of both (i) and (ii) above in order to assist such Principal Company, any of its Subsidiaries or any of their Affiliates to obtain or retain business for, or direct business to such Principal Company, its Subsidiaries or any of their Affiliates, as applicable. No Principal Company, any of its Subsidiaries or any of their Affiliates has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

5.34. Transactions with Affiliates. Except: (i) as set forth on Schedule 5.34; (ii) for transactions between any Principal Company and any Wholly-Owned Subsidiary and transactions between Wholly-Owned Subsidiaries themselves; (iii) for transactions under the Loan Documents and the Related Agreements and (iv) for salary, bonuses and expense reimbursements in the ordinary course of business, no Principal Company or any of its Subsidiaries has made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction with, (A) any officer, director, shareholder (directly or indirectly) or to the Knowledge of the Principal Companies, any member of the immediate family of any officer, director or shareholder (directly or indirectly) of any Principal Company; (B) any business affiliated with any officer, director or to the Knowledge of the Principal Companies, any member of the immediate family of any officer, director or shareholder (directly or indirectly) of any Principal Company or (C) any Affiliate of any Principal Company (other than a Wholly-Owned Subsidiary), including with respect to the purchase, sale, lease encumbrance or exchange of property or assets or securities or the rendering of any service.

5.35. Intercompany Loans. Veraz Networks S. de R.L. de C.V. has not made loans to an Affiliate.

6. REPRESENTATIONS OF THE LENDERS. In order to induce the Loan Parties to enter into this Agreement, each of the Lenders, severally and not jointly, represents and warrants to each Principal Company that:

6.1. Due Authorization. The execution, delivery and performance of the Loan Documents to which such Lender is a party have been duly authorized by all necessary action on the part of the Lender.

6.2. Binding Obligation. Each of the Loan Documents to which a Lender is a party has been duly executed and delivered by such Lender and is the legally valid and binding

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obligation of such Lender, enforceable against such Lender in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

7. INFORMATION AS TO THE PRINCIPAL COMPANIES. Each Principal Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Parent will deliver to each Lender and the Agent:

(a) Events of Default, Etc.: Promptly upon any officer of the Parent obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or, (ii) that any Person has given any notice to any Principal Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11(f), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action such Principal Company or its Subsidiaries, as applicable, has taken, is taking and proposes to take with respect thereto;

(b) Quarterly Financials: As soon as available and within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer of the Parent that they were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (ii) a narrative report describing the operations of the Parent and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period;

(c) Year-End Financials: as soon as available and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of the Parent that they fairly present, in all material respects, the financial condition of the Parent and

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its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) a narrative report describing the operations of the Parent and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (iii) in the case of such consolidated financial statements, a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Parent and satisfactory to Collateral Agent, which report shall be unqualified, shall express no doubts about the ability of the Parent and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(d) Compliance Certificates: Together with each delivery of financial statements of the Parent and its Subsidiaries pursuant to clauses (b) and (c) of this Section 7, (i) an Officer’s Certificate of the Parent stating that the signer has reviewed the terms of this Agreement and have made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Parent and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Parent has taken, is taking and proposes to take with respect thereto; and (ii) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 10, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(e) Reconciliation Statements: If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.3, the consolidated financial statements or forecasts of the Parent delivered pursuant to (b), (c) or (l) of this Section 7 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then the Parent shall deliver (i) together with the first delivery of financial statements or forecasts pursuant to clause (b), (c) or (l) of this Section 7 following such change, consolidated financial statements of the Parent and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of financial statements or forecasts pursuant to clause (b), (c) or (l) of this Section 7 following such change, subject to Section 1.2, a written statement of the Senior Financial Officer of the Parent setting forth the differences (including, subject to Section 1.2, any differences that would affect any calculations relating to the Financial Covenants which would have resulted if such financial statements had been prepared without giving effect to such change;

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(f) Accountants’ Certification: Together with each delivery of consolidated financial statements of the Parent and its Subsidiaries pursuant to clause (c) of this Section 7, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (ii) stating whether, in connection with their audit examination, any condition or event that constitutes a Default or an Event of Default with respect to a Financial Covenant has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination, and (iii) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificates delivered therewith pursuant to clause (d) of this Section 7 is not correct or that the matters set forth therein for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(g) Accountants’ Reports: Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Parent by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of the Parent made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(h) Public Filings and Press Releases: Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Parent to its security holders or by any Subsidiary of the Parent to its security holders (other than any Principal Company or another Subsidiary of the Parent), (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iii) all press releases and other statements made available generally by the Parent or any of its Subsidiaries to the public concerning material developments in the business of the Parent or any of its Subsidiaries. Any document required to be delivered pursuant to clause (b), (c), (f), (g) or (h) of this Section, to the extent such document is included in materials filed with the Securities and Exchange Commission (a “Filed Document”), shall be deemed delivered upon the filing of such document with the Securities and Exchange Commission and any governmental body or agency succeeding to the functions of the Securities and Exchange Commission; provided that such Filed Document was timely filed and is available on both websites of the Securities and Exchange Commission and the Parent;

(i) Litigation or Other Proceedings: (i) Promptly upon any officer of the Parent obtaining knowledge of (A) the institution of, or non-frivolous threat of, any Proceeding against or affecting the Parent or any of its Subsidiaries or any Property of the Parent or any of its Subsidiaries not previously disclosed in writing by the Parent to the Lenders and the Agent or (B) any material development in any Proceeding that, in any case:

1. if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to the Parent and its Subsidiaries of giving rise to a Material Adverse Effect; or

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2. seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions occurring pursuant to the Loan Documents;

written notice thereof together with such other information as may be reasonably available to the Parent to enable the Lenders, the Agent and their counsel to evaluate such matters; and (ii) within 20 days after the end of each Fiscal Quarter, a schedule of all Proceedings (other than Proceedings previously disclosed in a Filed Document so long as such Filed Document was timely filed and is available on both websites of the Securities and Exchange Commission and the Parent) involving an alleged liability of, or claims against or affecting, the Parent or any of its Subsidiaries equal to or greater than $1,000,000, and promptly after request by any Lender or the Agent such other information as may be reasonably requested by such Lender or the Agent to enable such Lender, the Agent and its counsel to evaluate any of such Proceedings;

(j) ERISA Events: Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(k) ERISA Notices: With reasonable promptness, copies of (i) all notices received by the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (ii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan or Employee Program as any Lender or the Agent shall reasonably request;

(l) Financial Plans: As soon as practicable and in any event no later than 30 days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Parent and its Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificate for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Parent and its Subsidiaries for each month of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (iii) the amount of forecasted unallocated overhead for each such Fiscal Year, and (iv) such other information and projections as any Lender or the Agent may reasonably request;

(m) Insurance: As soon as practicable after any material change in insurance coverage maintained by the Parent and its Subsidiaries notice thereof to each Lender and the Agent specifying the changes and reasons therefor;

(n) Damage or Destruction. The Parent will give each Lender and the Agent prompt notice of any loss, damage, or destruction of Property in excess of $250,000, whether or not covered by the insurance policies described in Section 9.3; and

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(o) Other Information: With reasonable promptness, such other information and data with respect to the Parent or any of its Subsidiaries as from time to time may be reasonably requested by any Lender or the Agent.

8. PREPAYMENT OF THE LOANS.

8.1. Maturity. The entire unpaid principal amount of the Loans, together with interest on such principal amount accrued to such date, shall be due and payable on the Maturity Date.

8.2. Optional Prepayments.

(a) Optional Prepayments of Loans with Applicable Prepayment Premium. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Loans, at 100% of the principal amount so prepaid, plus the prepayment premium set forth below (the “Applicable Prepayment Premium”) determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon, if any, to the applicable prepayment date:

If Prepaid:	Prepayment Premium

Following the Closing Date but on or prior to the first anniversary of the Closing Date	5.00%

After the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date	2.00%

After the second anniversary of the Closing Date but prior to the Maturity Date	0%

(b) Optional Prepayment of Loans with Proceeds of ABL Facility. The Company shall have a one-time right from the Closing Date until prior to the Maturity Date to prepay any of the Loans with the proceeds of one or more Permitted ABL Facilities at 100% of the principal amount so prepaid, plus a prepayment premium of 2.00% determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon, if any, to the applicable prepayment date; provided, that, (i) the aggregate principal amount outstanding under the Permitted ABL Facilities following such prepayment shall not be more than $27,500,000 and (ii) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries following such prepayment shall not be more than $55,000,000.

(c) Prepayment Procedure. The Company will give each Lender written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Loans to be prepaid on such date, the principal amount of each

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Loan owned by such Lender to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated prepayment premium due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each Lender and the Agent a certificate of a Senior Financial Officer specifying the calculation of such prepayment premium as of the specified prepayment date.

8.3. Offers to Prepay in Connection with Asset Sales. (a) Within 15 Business Days of receipt by the Parent or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, the Company shall make an offer to make a prepayment of Loans with an aggregate prepayment price equal to such Net Asset Sale Proceeds, at a prepayment price equal to 100% of the principal amount of Loans prepaid, plus the Applicable Prepayment Premium determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon, if any, to the applicable prepayment date, by delivering written notice of such offer to the Agent and the Lenders (the “Asset Sale Offer”); provided, however, that this Section 8.3(a) shall not apply to (x) Asset Sales of the Specified IP and (y) Asset Sales (other than of the Specified IP) (i) in any Fiscal Year the Net Asset Sale Proceeds from which do not exceed $1,000,000 in the aggregate and (ii) since the Closing Date the Net Asset Sale Proceeds from which do not exceed $3,000,000 in the aggregate.

(b) If the Company makes an Asset Sale Offer in respect of any Asset Sale, the applicable written notice shall specify the date of prepayment and the aggregate amount of Net Asset Sale Proceeds to be applied to such prepayment, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated principal, interest and Applicable Prepayment Premium due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Each Lender shall have the right to accept or decline the Asset Sale Offer by providing written notice to the Company with a copy to the Agent within 30 days of receipt of same. The failure of a Lender to notify the Company of its acceptance within such 30 days shall be deemed to be a rejection of the Asset Sale Offer. If any Lender accepts the Asset Sale Offer, three Business Days after such 30-day notice period terminates, the Company shall prepay accepting Lenders’ Loans with an aggregate prepayment price equal to such Net Asset Sale Proceeds. The principal amount of the Loans to be prepaid shall be allocated among each accepting Lender’s portion of the Loans at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of all accepting Lenders’ Loans not theretofore called for prepayment. Two Business Days prior to any such prepayment, the Company shall deliver to each participating Lender and the Agent a certificate of a Senior Financial Officer specifying the calculation of such Applicable Prepayment Premium as of the specified prepayment date.

8.4. Offers to Prepay in Connection with Issuances of Capital Stock.

(a) Substantially simultaneously with (and in any event not later than the tenth Business Day next following) receipt by any Principal Company or any of its Subsidiaries of any Net Equity Proceeds in respect of any issuance of Capital Stock (other than Net Equity Proceeds arising from (i) the Restructuring, (ii) the issuance of Capital Stock to officers, directors,

Third Amended & Restated Credit Agreement

employees or contractors of the Parent or its Subsidiaries in transactions directly relating to compensation for services to the Parent or its Subsidiaries), and (iii) other issuances of Capital Stock (x) in a Fiscal Year up to $1,500,000 in the aggregate and (y) since the Closing Date up to $3,000,000 in the aggregate), the Company shall make an offer to make a prepayment of Loans with an aggregate prepayment price equal to 50% of such Net Equity Proceeds, at a prepayment price equal to 100% of the principal amount of Loans prepaid, plus the Applicable Prepayment Premium determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon, if any, to the applicable prepayment date, by delivering written notice of such offer to the Agent and the Lenders (the “Capital Stock Offer”); provided, that in the case of the receipt by any Principal Company or any of its Subsidiaries of (i) any Net Equity Proceeds in an aggregate amount up to $35,000,000 in respect of any issuance of Capital Stock at a price of $1.25 per share or more, the Applicable Prepayment Premium in connection with such Capital Stock Offer shall be zero (0) and (ii) any Net Equity Proceeds in excess of $35,000,000 in respect of any issuance of Capital Stock at a price of $1.25 per share or more, the Applicable Prepayment Premium set forth in this Agreement in connection with such Capital Stock Offer shall be applicable.

(b) If the Company makes a Capital Stock Offer in respect of any issuance of Capital Stock, the applicable written notice shall specify the date of prepayment and the aggregate amount of Net Equity Proceeds to be applied to such prepayment, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated principal, interest and Prepayment Premium due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Each Lender shall have the right to accept or decline the Capital Stock Offer by providing written notice to the Company with a copy to the Agent within 30 days of receipt of same. The failure of a Lender to notify the Company of its acceptance within such 30 days shall be deemed to be a rejection of the Capital Stock Offer. If any Lender accepts the Capital Stock Offer, three Business Days after such 30-day notice period terminates, the Company shall prepay accepting Lenders’ Loans with an aggregate prepayment price equal to such Net Equity Proceeds. The principal amount of the Loans to be prepaid shall be allocated among each accepting Lender’s portion of the Loans at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of all accepting Lenders’ Loans not theretofore called for prepayment. Two Business Days prior to any such prepayment, the Company shall deliver to each participating Lender and the Agent a certificate of a Senior Financial Officer specifying the calculation of such Prepayment Premium as of the specified prepayment date.

8.5. Allocation of Partial Prepayments. In the case of each partial prepayment of the Loans, the principal amount of the Loans to be prepaid shall be allocated among each Lender’s portion of the Loans pursuant to the provisions of Section 2.3(b).

8.6. Maturity; Surrender, Etc. In the case of each prepayment of Loans pursuant to this Section 8, the principal amount of each Loan to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued and unpaid to such date and the Prepayment Premium. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Premium, as aforesaid, interest on such principal amount shall cease to accrue. Any Note evidencing a Loan paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Loan.

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8.7. Purchase of Loans by the Company. No Principal Company will, and will not permit any Subsidiary to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Loans except upon the payment or prepayment of the Loans in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Loans pursuant to any provision of this Agreement, no Loans may be made in substitution or exchange for such repaid, prepaid or purchased Loans and no Notes may be issued in substitution or exchange for any such Notes.

8.8. Applicable Prepayment Premium.

(a) If the Loans are accelerated in accordance with the provisions of this Agreement for any reason, including, without limitation, because of default, sale, transfer or encumbrance (including by operation of law or otherwise) or if the Loans are repaid for any reason (including, without limitation, pursuant to a plan of reorganization or otherwise as part of any insolvency, bankruptcy or similar proceeding) following the occurrence of an Event of Default or otherwise and whether or not the Loans are accelerated, the Applicable Prepayment Premium above will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lenders’ lost profits as a result thereof. The Applicable Prepayment Premium shall be presumed to be the liquidated damages sustained by the Lenders as the result of the early termination and the Company agrees that it is reasonable under the circumstances currently existing. THE COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

(b) The Company expressly agrees that: (i) the Applicable Prepayment Premium provided for herein is reasonable; (ii) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Company giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (iv) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to make the Loans.

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9. AFFIRMATIVE COVENANTS. Each Principal Company covenants that so long as any of the Loans are outstanding and until the payment in cash and performance in full of all Obligations, each Principal Company will perform, and will cause each of its Subsidiaries to perform, all covenants in this Section 9:

9.1. Existence, Etc. Except as permitted under Section 10.6, each Principal Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that no Principal Company or any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of such Principal Company or any such Subsidiary shall determine that the preservation thereof is no longer required in the conduct of the business of such Principal Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Principal Company, such Subsidiary, the Lenders or the Agent. Notwithstanding the foregoing, the Company may dissolve any Subsidiary that is not a Material Subsidiary at any time.

9.2. Payment of Taxes and Claims; Tax.

(a) Each Principal Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any interest or penalty accrues thereon, and pay all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

(b) The Parent will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Parent and its Subsidiaries).

9.3. Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

(a) Maintenance of Properties. Each Principal Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material Properties (including all Intellectual Property) required in the business or materially beneficial to the business of such Principal Company (as determined in good faith by such Principal Company) and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; provided that such Principal Company and any Subsidiary may discontinue the operation and maintenance of and not replace any of its Properties if such discontinuance is not materially detrimental to the conduct of the business of such Principal Company and its Subsidiaries.

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(b) Insurance. Each Principal Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the Properties and businesses of such Principal Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for Persons similarly situated in the industry. Without limiting the generality of the foregoing, each Principal Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to the Collateral Agent in its commercially reasonable judgment. Each such policy of insurance shall (1) name the Collateral Agent for the benefit of the Secured Parties as an additional insured thereunder as its interests may appear and (2) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent for the benefit of the Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.

(c) Application of Net Insurance/Condemnation Proceeds.

(i) Business Interruption Insurance. Upon receipt by any Principal Company or any of its Subsidiaries of any business interruption insurance proceeds, (1) so long as no Default or Event of Default shall have occurred and be continuing, such Principal Company or such Subsidiary may retain and apply such proceeds for working capital purposes, and (2) if a Default or an Event of Default shall have occurred and be continuing, such Principal Company shall, subject to the Intercreditor Agreement, deliver such proceeds to the Collateral Agent to hold as Collateral for the Obligations, such proceeds to be thereafter released to such Principal Company or applicable Subsidiary for use in accordance with clause (1) above at such time as no Default or Event of Default has occurred and is then continuing.

(ii) Net Insurance/Condemnation Proceeds Received by the Principal Companies. Upon receipt by any Principal Company or any of its Subsidiaries of any Net Insurance/ Condemnation Proceeds (other than from business interruption insurance) in excess of $1,000,000, such Principal Company will, or will cause the Subsidiary recipient to, subject to the Intercreditor Agreement, promptly pay such Net Insurance/Condemnation Proceeds over to the Collateral Agent (and the Collateral Agent is hereby authorized to collect all such insurance and condemnation proceeds directly) to be held by the Collateral Agent as Collateral for the Obligations and to be disbursed to such Principal Company under a schedule reasonably satisfactory to the Collateral Agent for application to the cost of repairs, replacements, or restorations of the Property to which such proceeds relate; provided, that the Collateral Agent shall disburse such proceeds to such Principal Company (or such other relevant Loan Party) (under a schedule as provided above) so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) the affected Loan Party shall provide the Collateral Agent with reasonably detailed plans respecting the costs and methods of repairs, replacements or restoration, and (iii) all such restored, replaced or restored Property shall be Collateral subject to

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a First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties. Until the Collateral Agent applies any such Net Insurance/Condemnation Proceeds as set forth in the immediately preceding sentence, the Collateral Agent shall continue to hold such Net Insurance/Condemnation Proceeds as Collateral for the Obligations.

(iii) Net Insurance/Condemnation Proceeds Received by the Collateral Agent. Upon receipt by the Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee or otherwise, such Net Insurance/Condemnation Proceeds shall be available to each Principal Company and its Subsidiaries in accordance with Section 9.3(c)(ii) as if directly received by such Principal Company or its Subsidiaries (and, to the extent consistent with such clauses, the Collateral Agent shall either hold such Net Insurance/Condemnation Proceeds in the Collateral Account as Collateral for the Obligations or deliver such Net Insurance/Condemnation Proceeds to such Principal Company or its Subsidiaries).

(iv) Repair, Replacement and Restoration. Any repairs, replacements, or restorations undertaken in accordance with Section 9.3(c) with Net Insurance/Condemnation Proceeds shall be effected with reasonable promptness and shall, to the extent commercially feasible, be of a quality and value at least equal to the quality and value of the respective Property prior to the damage or destruction of such Property giving rise to such Net Insurance/Condemnation Proceeds.

(d) Separate Insurance. No Principal Company will, and will not suffer or permit its Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under Section 9.3(b), unless the Collateral Agent is included thereon as set forth in Section 9.3(b). The Principal Companies immediately shall notify the Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Collateral Agent.

9.4. Inspection Rights; Lender Meeting.

(a) Inspection Rights. The Parent will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender or the Agent:

(i) No Default. If no Default or Event of Default then exists, at the reasonable expense of the Parent and upon reasonable prior notice to the Parent or the Company, as the case may be, to visit the principal executive office of either Principal Company, to discuss the affairs, finances and accounts of such Principal Company and its Subsidiaries with such Principal Company’s officers, and (with the consent of such Principal Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of such Principal Company, which consent will not be unreasonably withheld) to visit the other offices and properties of such Principal Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing in each case, to the extent that such Principal Company or any such Subsidiary is not prohibited from revealing any such information pursuant to any obligation of confidentiality in relation to such material owed by such Principal Company or such Subsidiary to any third party entered into on normal commercial terms and not in contemplation of this Section; provided that the Parent’s obligation to pay the costs of any

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inspections made pursuant to this Section 9.4(a)(i) shall be limited to (i) two inspections per year for the Parent, plus (ii) one inspection per year for the Company, plus (iii) any inspections made in connection with a request by the Parent or the Company for a consent, waiver or amendment with respect to the Loan Documents; and

(ii) Default. If a Default or Event of Default then exists, at the reasonable expense of the Parent, to visit and inspect any of the offices or properties of the Parent or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, prospects, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent authorizes said accountants to discuss the affairs, finances and accounts of the Parent and its Subsidiaries), all at such times and as often as may be requested in each case, to the extent that the Parent or any such Subsidiary is not prohibited from revealing any such information pursuant to any obligation of confidentiality in relation to such material owed by the Parent or such Subsidiary to any third party entered into on normal commercial terms and not in contemplation of this Section.

(b) Lender Meeting. Without duplication with Section 9.4(a), the Principal Companies will, upon the request of the Required Lenders or the Agent and at the expense of the Principal Companies, participate in a meeting of the Lenders and the Agent once during each Fiscal Year to be held at the Parent’s principal offices (or at such other location as may be agreed to by the Principal Companies and the Agent) at such time as may be agreed to by the Principal Companies and the Agent.

9.5. Compliance with Laws, Etc.

(a) Compliance. Each Principal Company will comply, and will cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all Applicable Laws (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) SEC Filings. The Parent will file or furnish, on a timely basis in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), all statements, reports, schedules, forms and other documents (other than any immaterial Form 3, 4, 5 or 8-K filings or any filings relating solely to benefit plans), required to be filed or furnished with or to the SEC.

9.6. Environmental Matters.

(a) Environmental Disclosure. Each Principal Company will deliver to the Collateral Agent and each Lender:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of such Principal Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with

Third Amended & Restated Credit Agreement

respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, provincial, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any remedial action taken by such Principal Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (C) such Principal Company’s or any Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by such Principal Company or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (C) any request for information from any governmental agency that suggests such agency is investigating whether such Principal Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity; and

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by such Principal Company or any of its Subsidiaries that could reasonably be expected to (1) expose such Principal Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of such Principal Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by such Principal Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject such Principal Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) The Principal Companies’ Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. Each Principal Company will, in compliance with all applicable Environmental Laws, promptly

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undertake, and will cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to a material Environmental Claim.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Each Principal Company will promptly take, and will cause each of its Subsidiaries promptly to take, any and all actions necessary to (A) cure any violation of applicable Environmental Laws by such Principal Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (B) make an appropriate response to any Environmental Claim against such Principal Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

9.7. Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

(a) Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Material Subsidiary of any Principal Company after the date hereof or any Non-Grantor Subsidiary becomes a Material Subsidiary, such Principal Company will (i) promptly notify the Lenders and the Agent of that fact, and (ii) except to the extent (A) such Principal Company delivers satisfactory evidence to the Agent that the granting of a Guaranty of the Obligations by such Subsidiary and the granting of a Lien on the Property of such Subsidiary to secure the Obligations (1) would result in a material increase in the tax liability of any Principal Company and its Subsidiaries (based on the amount of pre-tax income at the time of determination) or (2) would be prohibited by Applicable Law or (B) in the case of a Non-U.S. Subsidiary, in the reasonable determination of the Collateral Agent, the cost of obtaining or perfecting such Lien is excessive in relation to the value of the security afforded thereby, cause such Subsidiary to execute and deliver to the Lenders and the Collateral Agent a Subsidiary Guaranty Joinder and a Security Agreement Joinder (to the extent required by the terms of the Security Agreements) and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 4.9) as may be necessary or, in the opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed Property of such Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreements but subject to Section 9.7(b), each Principal Company will, or will cause the Subsidiary Guarantor that owns the Capital Stock of any Person that becomes a Subsidiary of such Principal Company or Subsidiary Guarantor to, execute and deliver to the Collateral Agent a supplement to the applicable Security Agreements and to deliver to Collateral Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

(b) Non-U.S. Subsidiaries of U.S. Subsidiaries. In the event that any Person becomes a Non-U.S. Subsidiary of a U.S. Subsidiary of any Principal Company after the date

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hereof, such Principal Company will promptly notify the Lenders and the Collateral Agent of that fact and, if such Non-U.S. Subsidiary is directly owned by a U.S. Subsidiary of such Principal Company, cause such Non-U.S. Subsidiary to execute and deliver to the Lenders and the Collateral Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in Section 4.9) as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on 66% of the Capital Stock of such Non-U.S. Subsidiary.

(c) Subsidiary Organizational Documents, Legal Opinions, Etc. In the event that any Subsidiary is required to become a Loan Party pursuant to Section 9.7(a), the applicable Principal Company will deliver to each Lender and the Collateral Agent, together with such Loan Documents described in this Section 9.7, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Canadian Subsidiary or U.S. Subsidiary, a good standing certificate from the Secretary of State or equivalent of the jurisdiction of its organization and, if reasonably required by the Agent, each other state or province in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to the Lenders and the Collateral Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, (iii) an executed supplement to the applicable Security Agreements evidencing the pledge of the Capital Stock of such Subsidiary by such Principal Company or a Subsidiary of such Principal Company that owns such Capital Stock, accompanied by a certificate evidencing such Capital Stock, together with an irrevocable undated stock power duly endorsed in blank and satisfactory in form and substance to the Collateral Agent, and (iv) a favorable opinion of outside counsel to such Subsidiary, from such counsel and in form and substance reasonably satisfactory to the Collateral Agent, as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Collateral Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to the Collateral Agent.

(d) Notwithstanding the foregoing provisions of this Section 9.7, no Principal Company shall be required to grant or perfect a Lien against the Capital Stock of any Non-Grantor Subsidiary under the law of the jurisdiction in which such Non-Grantor Subsidiary is organized to the extent (A) the Principal Company delivers satisfactory evidence to the Agent that the granting of a charge or security interest in the Capital Stock of such Non-Grantor Subsidiary under the law of the jurisdiction of its organization (1) would result in a material increase in the tax liability of any Principal Company and its Subsidiaries (based on the amount of pre-tax income at the time of determination) or (2) would be prohibited by Applicable Law or (B) in the reasonable determination of the Collateral Agent, the cost of obtaining or perfecting such Lien under such law is excessive in relation to the value or the security afforded thereby.

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9.8. Matters Relating to Additional Real Property Collateral.

(a) Additional Mortgages, Etc. From and after the Closing Date, in the event that (i) any Principal Company or any Grantor acquires any Real Property Asset located in the United States, Canada or Ireland in fee interest or (ii) at the time any Person becomes a Grantor, such Person owns or holds any Real Property Asset located in the United States, Canada or Ireland in fee interest, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where such Principal Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), such Principal Company or such Grantor will deliver to the Lenders and the Collateral Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Grantor, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports as may be reasonably required by the Collateral Agent.

(b) Landlord Consents, Estoppels and Collateral Access Agreements. From and after the Closing Date, in the event that (i) any Principal Company or any Grantor acquires any Material Leasehold Property in the United States, Canada or Ireland or (ii) at the time any Person becomes a Grantor, such Person owns or holds any Material Leasehold Property in the United States, Canada or Ireland, and in either case the Collateral Agent reasonably requests that such Principal Company deliver a fully executed Landlord Consent, Estoppel and Collateral Access Agreement with respect to such Material Leasehold Property, such Principal Company or such Grantor will deliver to the Lenders and the Collateral Agent, as soon as practicable after such Person acquires such Material Leasehold Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed Landlord Consent, Estoppel and Collateral Access Agreement; provided that no Principal Company or any Grantor shall be required to deliver a Landlord Consent, Estoppel and Collateral Access Agreement in respect of any such Material Leasehold Property where such Principal Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s agreement to enter into a Landlord Consent, Estoppel and Collateral Access Agreement.

9.9. Deposit Accounts, Securities Accounts and Cash Management Systems.

(a) Each Principal Company will, and will cause each of its Subsidiaries to, use and maintain its Deposit Accounts, Securities Accounts and cash management systems in a manner reasonably satisfactory to the Lenders and the Collateral Agent.

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(b) No Principal Company or other Grantor will establish or maintain any Deposit Accounts (except Permitted Unperfected Accounts) or Securities Accounts unless:

(i) Such Principal Company or such other Grantor, as the case may be, has (A) delivered to the Lenders and the Collateral Agent an agreement, satisfactory in form and substance to the Collateral Agent and executed by the financial institution at which such Deposit Account or Securities Account is maintained, pursuant to which such financial institution confirms and acknowledges the Collateral Agent’s security interest in such Deposit Account or Securities Accounts and, except in respect of its right to receive ordinary course banking and administration fees, waives its rights to set-off with respect to amounts in such Deposit Account or Securities Account and (B) taken all other steps necessary or, in the opinion of the Collateral Agent, desirable to ensure that the Collateral Agent has a perfected security interest in such Deposit Account or Securities Account; provided that if such Principal Company or such other Grantor is unable to obtain such agreement from such financial institution such Principal Company will, or will cause such other Grantor to, within 30 days after receiving a written request by any Lender or the Collateral Agent to do so, transfer all amounts in the applicable Deposit Account or Securities Account to a Deposit Account or Securities Account maintained at a financial institution from which such Principal Company or such Grantor has obtained such an agreement; or

(ii) such Deposit Account or Securities Account is held with an institution located in a jurisdiction where an agreement of the type contemplated by Section 9.9(b)(i) is not required to perfect a security interest in such Deposit Account or Securities Account and where the Collateral Agent has a perfected security interest in such Deposit Account or Securities Account.

Notwithstanding the foregoing provisions of this Section 9.9(b) and in addition to any Permitted Unperfected Account, Non-Grantor Subsidiaries may maintain balances not in excess of $200,000 (and, in the case of Deposit Accounts with respect to Subsidiaries formed in (A) France not in excess of $1,500,000, (B) India not in excess of $1,500,000 and (C) Russia not in excess of $2,500,000 in aggregate for all Subsidiaries formed in each such country) in Deposit Accounts that are general operating accounts not subject to a perfected security interest in favor of the Collateral Agent.

9.10. Further Assurances; Additional Collateral.

(a) Each Principal Company will and will cause its Subsidiary Guarantors to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Collateral Agent or any Lender may reasonably require from time to time in order to (i) carry out the purposes of this Agreement or any other Loan Document, (ii) subject any of the Properties, rights or interests covered by any of the Collateral Documents to the Liens created by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby and the First Priority nature thereof and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent or the Lenders the rights granted or now or hereafter intended to be granted to the Collateral Agent or any Lenders under any Loan Document or under any other document executed in connection therewith.

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(b) With respect to any Property acquired by any Principal Company or a Subsidiary Guarantor after the Closing Date as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected First Priority security interest pursuant to the Collateral Documents (other than Property expressly excluded from the Collateral pursuant to the Loan Documents and subject to Section 9.7 with respect to new Subsidiaries and Section 9.8 with respect to new Real Property Assets), promptly execute and deliver to the Collateral Agent such amendments to the Collateral Documents or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and take all other actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in such Property, including, without limitation, the filing of UCC financing statements.

9.11. Ranking. Each Principal Company will and will cause each of its Subsidiary Guarantors to ensure that, at all times, all liabilities of such Principal Company and its Subsidiary Guarantors under this Agreement or the other Loan Documents shall rank in right of payment either pari passu or senior to all other Indebtedness and Contingent Obligations of such Principal Company and its Subsidiary Guarantors.

9.12. Use of Proceeds. The Loan Parties shall use the proceeds from the Loans for general corporate and working capital purposes of the Company and the Subsidiary Guarantors.

9.13. Assignability of Contracts. Each Principal Company will use commercially reasonable efforts to exclude from all agreements or documents entered into after the Closing Date, any term or provision that would prevent such Principal Company or a Subsidiary Guarantor from granting a Lien in such agreements or documents to the Collateral Agent under the Collateral Documents.

9.14. Agent for Service of Process. Each Principal Company will at all times either (a) maintain Dialogic Research Inc.’s qualification to do business in the State of New York, or (b) maintain an agent in New York, New York for service of process of summons, complaint and other legal process related to the Loan Documents, and in the event such an agent is appointed, each Principal Company agrees to provide written notice of such appointment to the Agent and the Lenders.

10. NEGATIVE COVENANTS. Each Principal Company covenants that so long as any of the Loans are outstanding, such Principal Company will perform, and will cause each of its Subsidiaries to perform, all covenants in this Section 10:

10.1. Indebtedness. No Principal Company shall, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) each Principal Company may become and remain liable with respect to the Obligations;

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(b) the Grantors may become and remain liable with respect to Indebtedness (including in respect of Capital Leases and Synthetic Leases) secured by Liens permitted pursuant to Section 10.2(a)(ii) aggregating not in excess of $2,000,000 at any one time outstanding;

(c) each Principal Company may become and remain liable with respect to Indebtedness to any of its Wholly-Owned Subsidiaries, and any Wholly-Owned Subsidiary of any Principal Company may become and remain liable with respect to Indebtedness to any Principal Company or any other Wholly-Owned Subsidiary; provided that (i) all such intercompany Indebtedness shall be evidenced by promissory notes, (ii) Indebtedness of Non-Grantor Subsidiaries to the Principal Companies and the other Grantors shall be limited to (A) Indebtedness described in Schedule 5.18(a) hereto, (B) Indebtedness of Non-Grantor Subsidiaries arising from advances (x) to pay rent, payroll and other business expenses, including Contingent Obligations permitted under Section 10.4(c) and (y) arising from the provision of services or sales or licenses of inventory or Intellectual Property in the ordinary course of business and consistent with past practices, (C) Indebtedness in the form of advances to capitalize newly formed Subsidiaries that are not required to become Guarantors in an amount not to exceed $1,500,000 in the case of any one Subsidiary and $4,000,000 in the case of all such Subsidiaries, (D) Indebtedness to fund capital expenditures permitted under Section 10.3(d) and (E) additional Indebtedness at any time outstanding not to exceed $3,000,000 in the aggregate for all Non-Grantor Subsidiaries to the Grantors; (iii) the principal amount of Indebtedness of all Grantors to Non-Grantor Subsidiaries at any time outstanding shall not exceed $2,500,000 in the aggregate; and (iv): so long as Veraz Networks S. de R.L. de C.V. has not executed and delivered to the Agent a joinder to the Intercompany Subordination Agreement, the Parent shall not permit Veraz Networks S. de R.L. de C.V. to make loans to an Affiliate;

(d) each Principal Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding as of the Closing Date described in Schedule 5.18(a) (or any Permitted Refinancing Indebtedness in respect of such Indebtedness);

(e) Indebtedness under the Working Capital Facility and any refinancing thereof, in each case to the extent permitted by the Intercreditor Agreement and not in excess of the Revolver Cap (as defined in the Intercreditor Agreement);

(f) Indebtedness under each Permitted ABL Facility and any refinancing thereof, in each case to the extent permitted by the relevant intercreditor agreement and not in excess of the maximum amount permitted by the definition of “Permitted ABL Facility” hereunder and such intercreditor agreement;

(g) Each Principal Company or a Subsidiary of such Principal Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person permitted under Section 10.3 (or any Permitted Refinancing Indebtedness in respect thereof) and a Person that becomes a direct or indirect Wholly-Owned Subsidiary of any Principal Company as a result of any acquisition permitted under Section 10.3 may remain liable with respect to Indebtedness existing on the date of such acquisition (or any Permitted Refinancing Indebtedness in respect thereof); provided that such Indebtedness is not created in anticipation of such acquisition; and

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(h) the Principal Companies and their Subsidiaries may become and remain liable with respect to (X) unsecured Indebtedness in an aggregate amount not to exceed $4,000,000 at any one time outstanding, and (Y) Subordinated Indebtedness in an aggregate amount not to exceed $7,000,000 at any one time outstanding.

Notwithstanding the foregoing, the Principal Companies will not permit the Principal Companies and their Subsidiaries to be liable with respect to Indebtedness incurred under subsections (a), (b), (e), (f) and (h) of this Section 10.1 in an aggregate amount greater than $130,000,000 at any one time.

10.2. Liens and Related Matters.

(a) Prohibition on Liens. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Property of any kind (including any document or instrument in respect of goods or accounts receivable) of any Principal Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement, mortgage, deed of trust or other similar notice of any Lien with respect to any such Property, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens on any asset existing at the time of acquisition of such asset by a Grantor (including in respect of Capital Leases and Synthetic Leases), or Liens to secure the payment of all or any part of the purchase price of any asset upon the acquisition of such asset by a Grantor or to secure any Indebtedness permitted hereby incurred by a Grantor at the time of or within 90 days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price of such asset; provided, however, that the Lien shall apply only to the asset so acquired and the proceeds of Disposition thereof and the principal amount of Indebtedness secured thereby is not increased; and provided, further, that all such Liens do not in the aggregate secure Indebtedness in excess of $2,000,000 at any time;

(iii) Liens on assets of a Person that becomes a direct or indirect Subsidiary of any Principal Company after the date of this Agreement in accordance with Section 10.3 hereof, provided, however, that such Liens exist at the time such Person is acquired or becomes a Subsidiary and are not created in anticipation thereof and that such Liens shall apply only to the assets of such acquired Person;

(iv) Liens in existence as of the Closing Date described in Schedule 10.2 annexed hereto;

(v) Liens on the Revolver Collateral (as defined in the Intercreditor Agreement) securing Indebtedness under the Working Capital Facility;

(vi) Liens on the collateral (as defined in the relevant intercreditor agreement) securing Indebtedness under each Permitted ABL Facility; and

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(vii) Other Liens securing Indebtedness and Contingent Obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding.

(b) Equitable Lien in Favor of Lenders. If any Principal Company or any of its Subsidiaries will create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.2(a), it will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness or Contingent Obligations secured thereby as long as any such Indebtedness or Contingent Obligations shall be so secured; provided that, notwithstanding the foregoing, this covenant will not be construed as a consent by the Required Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 10.2(a).

(c) No Further Negative Pledges. No Principal Company nor any of its Subsidiaries will enter into any agreement (other than in connection with the Working Capital Facility or any Permitted ABL Facility and then only to the extent permitted by the Intercreditor Agreement or any intercreditor agreement relating to the Permitted ABL Facility) prohibiting the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired, except with respect to (i) specific Property to be sold pursuant to an executed agreement with respect to an Asset Sale, (ii) customary prohibitions relating to specific Property subject to a Capital Lease or Synthetic Lease, (iii) customary restrictions on Intellectual Property licensed to any Principal Company or any of its Subsidiaries so long as such restrictions relate solely to such Intellectual Property, or (iv) customary restrictions relating to specific Property subject to Liens permitted under Sections 10.2(a)(ii) and 10.2(a)(iii).

(d) No Restrictive Agreements. Except in connection with the Working Capital Facility or any Permitted ABL Facility and then only to the extent permitted by the Intercreditor Agreement or any intercreditor agreement relating to the Permitted ABL Facility, no Principal Company will, and no Principal Company will permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance, condition, prohibition or restriction of any kind on such Principal Company’s or such Subsidiary’s right to: (a) incur or repay Indebtedness (whether owing to a Principal Company, any Subsidiary of a Principal Company or otherwise); (b) guarantee the Obligations pursuant to the Subsidiary Guaranty; (c) amend, modify, extend or renew any agreement evidencing Indebtedness; (d) repay any obligations owed to any Principal Company or any Subsidiary; (e) make loans or advances to any Principal Company or any Subsidiary; (f) pay dividends or make any other distributions on any Subsidiary’s Capital Stock owned by any Principal Company or any other Subsidiary of a Principal Company; or (g) transfer any of its Property to any Principal Company or any Subsidiary, in each case except as provided in this Agreement or the other Loan Documents and, in the case of clause (g), except (i) with respect to specific Property to be sold pursuant to an executed agreement with respect to an Asset Sale, (ii) with respect to Intellectual Property licensed to any Principal Company or any of its Subsidiaries, or (iii) customary restrictions relating to specific Property subject to Liens permitted under Sections 10.2(a)(ii) and 10.2(a)(iii).

10.3. Investments; Acquisitions. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, directly or indirectly, make or own any

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Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, Property or Capital Stock of, or other ownership interest in any Person, or any division or line of business of any Person except:

(a) such Principal Company and its Subsidiaries may make and own Investments in Cash Equivalents;

(b) the Grantors may make and own additional equity Investments in their respective Subsidiaries that are Grantors;

(c) such Principal Company and its Subsidiaries may make intercompany loans to the extent permitted under Section 10.1(c);

(d) such Principal Company and its Subsidiaries may make Consolidated Capital Expenditures consistent with the applicable Financial Plan, as modified in good faith by the Parent’s Governing Body from time to time; provided that capital expenditures made by Non-Grantor Subsidiaries in any Fiscal Year may not exceed (u) $500,000 in aggregate in respect of all Non-Grantor Subsidiaries organized in India, (v) $500,000 in aggregate in respect of all Non-Grantor Subsidiaries organized in the United Kingdom, (w) $500,000 in aggregate in respect of all Non-Grantor Subsidiaries organized in Germany (x) $500,000 in aggregate in respect of all Non-Grantor Subsidiaries organized in France, (y) $500,000 in aggregate in respect of all Non-Grantor Subsidiaries organized in Russia and (z) in respect of each other country in which a Non-Grantor Subsidiary of any Principal Company is organized, $100,000 in such country and $500,000 in the aggregate for all such countries unless any capital expenditures over such applicable maximum amount set forth in clauses (u) through (z) above have been approved by the Parent’s Governing Body; provided further, that the acquisition of licenses of Software permitted under this Section shall not be subject to the limitations set forth in the first proviso to this Section 10.3(d);

(e) such Principal Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 10.3(e);

(f) the Grantors may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) having a fair market value not in excess of $5,000,000 in any one Fiscal Year and $15,000,000 in the aggregate and continue to own such assets after the acquisition thereof; provided that (i) immediately prior to and after giving effect to any such acquisition, no Default or Event of Default shall have occurred and be continuing, and (ii) such Principal Company shall, and shall cause its Subsidiaries to, comply with the requirements of Sections 9.7 and 9.8 with respect to each such acquisition that results in a Person becoming a Subsidiary;

(g) such Principal Company may acquire and hold obligations of one or more officers or other employees of such Principal Company or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of such Principal Company’s common stock, so long as no cash is actually advanced by such Principal Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

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(h) the Grantors may (i) own Investments in Non-Grantor Subsidiaries in existence on the Closing Date and described in Schedule 10.3(h) and (ii) make and own additional Investments in Non-Grantor Subsidiaries (A) in the ordinary course of business in order to fund such Non-Grantor Subsidiaries’ rent, payroll and other business expenses, including Contingent Obligations permitted under Section 10.4(c); (B) arising from the provision of services or sales or licenses of inventory or Intellectual Property in the ordinary course of business and consistent with past practices; (C) to capitalize newly formed Subsidiaries that are not required to become Guarantors in an amount not to exceed $1,500,000 in the case of any one Subsidiary and $4,000,000 in the case of all such Subsidiaries; (D) to fund capital expenditures permitted under Section 10.3(d); and (E) otherwise, at any time outstanding in an amount not to exceed $3,000,000 in aggregate for all Non-Grantor Subsidiaries; and

(i) the Grantors may (i) enter into licenses of Intellectual Property in the ordinary course of business or (ii) acquire Intellectual Property having a fair market value not in excess of $1,000,000 per Fiscal Year; provided that such Intellectual Property is used in the ordinary course of business conducted as provided in Section 10.9.

10.4. Contingent Obligations. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(a) Subsidiaries of such Principal Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty and the Parent may become and remain liable with respect to Contingent Obligations in respect of the Parent Guaranty;

(b) such Principal Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations (i) in respect of customary indemnification and purchase price adjustment obligations incurred in connection with (A) Asset Sales or other sales of assets permitted under Section 10.6 or (B) any acquisition permitted under Section 10.3, (ii) in respect of customary indemnification obligations incurred in connection with license agreements in the ordinary course of business or (iii) otherwise approved in writing by the Agent;

(c) such Principal Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations (i) under guarantees in the ordinary course of business of the obligations of or to suppliers, customers, franchisees and licensees of such Principal Company and its Subsidiaries and (ii) to financial institutions providing performance guarantees on behalf of such Principal Company and its Subsidiaries for the benefit of suppliers, customers, franchisees and licensees of such Principal Company and its Subsidiaries in an aggregate amount not to exceed $3,000,000 in any fiscal year and $8,000,000 in the aggregate outstanding at any time;

(d) such Principal Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of the other Principal Company or any other Subsidiary or any Principal Company permitted by Section 10.1; and

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(e) such Principal Company may become and remain liable with respect to Contingent Obligations in respect of guaranties of obligations of its Subsidiaries identified on Schedule 5.18(b) hereto.

10.5. Restricted Junior Payments. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (a) any Subsidiary may make Restricted Junior Payments to such Principal Company or any Grantor (whether directly or indirectly through other Subsidiaries), and (b) so long as no Default or Event of Default has occurred and is continuing, such Principal Company and its Subsidiaries may (i) make payments and repayments of intercompany Indebtedness pursuant to the Intercompany Subordination Agreement and (ii) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under Section 10.10(a).

10.6. Restriction on Fundamental Changes; Asset Sales. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, materially alter the organizational, capital or legal structure of such Principal Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise Dispose of, in one transaction or a series of transactions, all or any part of its business or Property (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(a) any Subsidiary of the Parent may be merged with or into either Principal Company or any Wholly-Owned Subsidiary that is a Grantor, or be liquidated, wound up or dissolved, or all or any part of its business or Property may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to such Principal Company or any Wholly-Owned Subsidiary that is a Grantor; provided that, in the case of such a merger, such Principal Company or such Wholly-Owned Subsidiary that is a Grantor, respectively, shall be the continuing or surviving Person;

(b) any Non-Grantor Subsidiary of such Principal Company may be merged with or into any Non-Grantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business or Property may be conveyed, sold, leased, transferred to otherwise Disposed of, in one transaction or a series of transactions, to any Non-Grantor Subsidiary;

(c) such Principal Company and its Subsidiaries may sell or otherwise Dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(d) such Principal Company and its Subsidiaries may Dispose of (i) obsolete, worn out or surplus property in the ordinary course of business or (ii) subject to compliance with Section 8.3, any Property that becomes surplus or duplicative of or redundant with other Property of the Parent or any of its Subsidiaries and is no longer necessary for the conduct of the business of the Parent and its Subsidiaries;

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(e) such Principal Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $1,000,000 in the aggregate in any Fiscal Year; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (ii) the sole consideration received shall be cash; and (iii) the proceeds of such Asset Sales shall be applied in accordance with the provisions of Section 8.3 hereof;

(f) in order to resolve disputes that occur in the ordinary course of business, such Principal Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(g) such Principal Company or a Subsidiary may sell or Dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by Applicable Law or in the formation of Joint Ventures to the extent (i) such Joint Ventures constitute Investments permitted pursuant to Section 10.3 hereof or (ii) the sale or Disposition of shares of Capital Stock in connection with the formation of such Joint Ventures constitute Asset Sales subject to the provisions of Section 10.6(e) hereof;

(h) any Person may be merged with or into such Principal Company or any Subsidiary if the acquisition of the Capital Stock of such Person by such Principal Company or such Subsidiary would have been permitted pursuant to Sections 10.1, 10.2 and 10.3; provided that (i) in the case of such Principal Company, such Principal Company shall be the continuing or surviving Person, (ii) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Wholly-Owned Subsidiary that is a Grantor and complies with the provisions of Sections 9.7 and 9.8 and (iii) no Default or Event of Default shall have occurred or be continuing after giving effect thereto; and

(i) such Principal Company and its Subsidiaries may make Asset Sales constituting Permitted Asset Sales; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (ii) the sole consideration received shall be cash; and (iii) the proceeds of such Asset Sales shall be applied in accordance with the provisions of Section 8.3 hereof.

10.7. Transactions with Affiliates. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Principal Company, on terms that are less favorable to such Principal Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not an Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between such Principal Company and any of its Wholly-Owned Subsidiaries or between any of its Wholly-Owned Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of such Principal Company and its Subsidiaries, (iii) transactions between such Principal Company or a Subsidiary and Tennenbaum Capital Partners, LLC and its Affiliates or (iv) the Restructuring and any transactions contemplated by the

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Related Agreements; provided, further that, other than as permitted pursuant to clause (ii) above, in no event will such Principal Company or any of its Subsidiaries pay, at any time, any fees (whether in the form of cash, equity incentives or otherwise) to any Affiliates for management, consulting or similar services.

10.8. Sales and Lease-Backs. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease, Synthetic Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) that such Principal Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than such Principal Company or any of its Subsidiaries) or (b) that such Principal Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Principal Company or any of its Subsidiaries to any Person (other than such Principal Company or any of its Subsidiaries) in connection with such lease; provided that such Principal Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that such Principal Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease pursuant to Section 10.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

10.9. Conduct of Business. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which such Principal Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which such Principal Company and its Subsidiaries, taken as a whole, are engaged on the Closing Date.

10.10. Amendments or Waivers of Documents Relating to Indebtedness.

(a) Amendments of Documents Relating to Indebtedness. Except in connection with Permitted Refinancing Indebtedness, no Principal Company will, and no Principal Company will permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Loan Party, the Lenders or the Agent.

(b) Amendments of Organizational Documents. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, make any amendment,

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restatement, supplement or other modification to such Person’s Organizational Documents in any manner adverse to the Lenders (as Lenders hereunder) or the Agent without obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification.

10.11. Fiscal Periods. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, change (a) their fiscal years to end on a day other than December 31 or (b) their fiscal quarters to end on days other than March 31, June 30, September 30 and December 31.

10.12. Wholly-Owned Subsidiaries. No Principal Company will, and no Principal Company will permit any of its Subsidiaries to, own, form or acquire any Subsidiary other than Subsidiaries that are Wholly-Owned Subsidiaries of such Principal Company; provided that such Principal Company or a Subsidiary may own, form or acquire any Subsidiary that is not a Wholly-Owned Subsidiary to the extent the ownership, formation or acquisition of such Subsidiary constitutes an Investment permitted pursuant to Section 10.3 hereof.

10.13. Minimum Interest Coverage Ratio. For each period below, the Parent will not permit the ratio of (i) Consolidated EBITDA for such period minus Consolidated Capital Expenditures for such period (exclusive of Consolidated Capital Expenditures made during such period to acquire capital assets that are necessary to the operation of any business acquired either during or prior to such period as a result of a Permitted Acquisition; provided that any Consolidated Capital Expenditures so excluded shall not exceed $100,000 in the aggregate for all Permitted Acquisitions) to (ii) Consolidated Interest Expense for such period to be less than the correlative ratio indicated:

Period	Minimum Interest Coverage Ratio

The four Fiscal Quarter period ending on or about March 31, 2013	1.50 to 1.00

The four Fiscal Quarter period ending on or about June 30, 2013	1.50 to 1.00

The four Fiscal Quarter period ending on or about September 30, 2013	1.50 to 1.00

The four Fiscal Quarter period ending on or about December 31, 2013	1.50 to 1.00

The four Fiscal Quarter period ending on or about March 31, 2014	1.50 to 1.00

The four Fiscal Quarter period ending on or about June 30, 2014	1.50 to 1.00

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The four Fiscal Quarter period ending on or about September 30, 2014	1.50 to 1.00

The four Fiscal Quarter period ending on or about December 31, 2014	1.50 to 1.00

The four Fiscal Quarter period ending on or about March 31, 2015	1.50 to 1.00

10.14. Minimum EBITDA. For each period below, the Parent will not fail to achieve Consolidated EBITDA of at least the required amount set forth in the table directly below for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$15,000,000	The four Fiscal Quarter period ending on or about March 31, 2013

$16,900,000	The four Fiscal Quarter period ending on or about June 30, 2013

$17,100,000	The four Fiscal Quarter period ending on or about September 30, 2013

$17,100,000	The four Fiscal Quarter period ending on or about December 31, 2013

$18,100,000	The four Fiscal Quarter period ending on or about March 31, 2014

$19,400,000	The four Fiscal Quarter period ending on or about June 30, 2014

$20,900,000	The four Fiscal Quarter period ending on or about September 30, 2014

$22,600,000	The four Fiscal Quarter period ending on or about December 31, 2014

$24,700,000	The four Fiscal Quarter period ending on or about March 31, 2015

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10.15. Maximum Consolidated Total Leverage Ratio. For each period below, the Parent will not permit the Consolidated Total Leverage Ratio for such period to be greater than the correlative ratio indicated:

Period	Maximum Consolidated Total Leverage Ratio

The four Fiscal Quarter period ending on or about March 31, 2013	4.40 to 1.00

The four Fiscal Quarter period ending on or about June 30, 2013	3.90 to 1.00

The four Fiscal Quarter period ending on or about September 30, 2013	3.80 to 1.00

The four Fiscal Quarter period ending on or about December 31, 2013	3.90 to 1.00

The four Fiscal Quarter period ending on or about March 31, 2014	3.60 to 1.00

The four Fiscal Quarter period ending on or about June 30, 2014	3.40 to 1.00

The four Fiscal Quarter period ending on or about September 30, 2014	3.20 to 1.00

The four Fiscal Quarter period ending on or about December 31, 2014	2.90 to 1.00

The four Fiscal Quarter period ending on or about March 31, 2015	2.70 to 1.00

10.16. Minimum Liquidity. The Parent will either (i) not permit Liquidity for the Fiscal Quarter ending March 31, 2013 and each Fiscal Quarter thereafter to be less than $15,000,000 as of the end of each such Fiscal Quarter or (ii) not permit Qualified Cash for the Fiscal Quarter ending March 31, 2013 and each Fiscal Quarter thereafter to be less than $10,000,000 as of the end of each such Fiscal Quarter (it being understood that no Default or Event of Default shall be deemed to have occurred so long as the Company is in compliance with either of the foregoing clauses (i) or (ii)).

11. EVENTS OF DEFAULT. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal, Prepayment Premium, if any, on any Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Loan for more than three Business Days after the same becomes due and payable; or

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(c) any Loan Party defaults in the performance of or compliance with any term contained in Sections 7(a), 9.5(a) or 10; or

(d) any Loan Party (i) defaults in the performance of or compliance with any term contained in Sections 9.3(a), 9.3(b) or 9.9 (ii) defaults in the performance of or compliance with any term contained in Section 9.2 in any material respect or (iii) fails to make an Asset Sale or Capital Stock Offer, as applicable, required to be made pursuant to Sections 8.3, 8.4, 10.6(e) and 10.6(i), and in any such case such default or failure is not remedied with 10 days of the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or failure and (ii) any Principal Company receiving written notice of such default from any Lender or the Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any Loan Party defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c), (d) or (f) of this Section 11) or in any other Loan Document to which such Loan Party is a party, and such default is not remedied within 20 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Principal Company receiving written notice of such default from any Lender or the Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 11); or

(f) any material representation or warranty made in writing by or on behalf of any Principal Company or any Subsidiary Guarantor or by any officer of such Principal Company or any Subsidiary Guarantor in this Agreement or any other Loan Document or in any writing furnished in connection with the transactions occurring pursuant hereto or thereto proves to have been false or incorrect in any material respect on the date as of which made; or

(g) (i) any Principal Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness or Contingent Obligations that is outstanding in an aggregate principal amount of at least $500,000 beyond any period of grace provided with respect thereto, or (ii) any Principal Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness or Contingent Obligations in an aggregate outstanding principal amount of at least $500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness or Contingent Obligations has become, or has been declared (or one or more Persons are entitled to declare (but irrespective of whether such declaration is made) such Indebtedness or Contingent Obligations to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than (A) the passage of time, (B) the right of the holder of Indebtedness or Contingent Obligations to convert such Indebtedness or Contingent Obligations into equity interests or (C) the sale of (1) Revolver Collateral (as defined in the Intercreditor Agreement) or (2) collateral securing any Permitted ABL Facility, which in either case gives rise to an obligation to make an offer to purchase or prepay Indebtedness), (x) any Principal Company or any Subsidiary has become obligated to purchase or repay Indebtedness or Contingent Obligations before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $500,000, or

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(y) one or more Persons have the right to require any Principal Company or any Subsidiary so to purchase or repay such Indebtedness or Contingent Obligations, or (iv) there is an “Event of Default” (or similar term as defined in the Working Capital Facility) or (v) there is an “Event of Default” (or similar term as defined in any Permitted ABL Facility); or

(h) any Principal Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium, examinership or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, liquidator, trustee or other officer with similar powers or, in the case of any Irish Loan Party, presents a petition for the appointment to it of an examiner under Section 2 of the Companies (Amendment) Act 1990 with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated or, in the case of any Irish Loan Party, the Israeli Loan Party or the Brazilian Loan Party, an order is made or a resolution is passed (save for any reorganization approved of in writing by the Agent on behalf of the Lenders) for the winding up of any Irish Loan Party, the Israeli Loan Party or the Brazilian Loan Party, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by any Principal Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Principal Company or any of its Material Subsidiaries, or any such petition shall be filed against any Principal Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(j) any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,500,000 or (ii) in the aggregate at any time an amount in excess of $1,500,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance any Principal Company has acknowledged coverage) shall be entered or filed against any Principal Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days; or

(k) if (i) any ERISA Event shall reasonably be expected to occur, (ii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Pension Plans, determined in accordance with Title IV of ERISA, shall exceed $500,000, (iii) any Principal Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) any Principal Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Principal Company or any Subsidiary thereunder, or (v) any event similar to those described in the

Third Amended & Restated Credit Agreement

preceding clauses (i) through (iv) above shall occur in respect of any Foreign Plans; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(l) the Parent Guaranty shall cease to be in full force and effect or the Parent or any Person acting on behalf of the Parent shall contest in any manner the validity, binding nature or enforceability of the Parent Guaranty; or

(m) the Subsidiary Guaranty with respect to any Subsidiary Guarantor shall cease to be in full force and effect or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Subsidiary Guaranty; or

(n) any of the Collateral Documents shall cease to be in full force and effect or to be effective to grant a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties on the Collateral with the priority purported to be created thereby; or

(o) if any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or such Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any material provision of any Loan Document; or

(p) any order, judgment or decree shall be entered against any Principal Company or any of its Material Subsidiaries decreeing the dissolution or split up of such Principal Company or such Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(q) any Principal Company or any of its Subsidiaries shall be convicted under any criminal law that could lead to a forfeiture of any property of such Person where either (i) the property subject to forfeiture has a fair market value of $500,000 or more, or (ii) the forfeiture of such property could reasonably be expected to have a Material Adverse Effect; or

(r) any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

(s) the consummation of the Restructuring shall be unwound, reversed or otherwise rescinded in whole or in part for any reason; or

(t) there is an “Event of Default” (or similar term as defined in the Related Agreements); or

(u) a Change in Control shall have occurred.

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As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to any Principal Company or its Material Subsidiaries described in paragraph (h) or (i) of Section 11 has occurred, all the Loans then outstanding shall automatically become immediately due and payable.

(b) If any Event of Default other than an Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, the Agent may, or at the request of the Required Lenders shall, by notice or notices to the Principal Companies, declare all the Loans then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, the Agent may at any time, or at the request of any holder or holders of Loans at the time outstanding affected by such Event of Default shall, by notice or notices to the Principal Companies, declare all the Loans held by such Lender or Lenders to be immediately due and payable.

Upon any Loans becoming due and payable under this Section 12.1, whether automatically or by declaration, such Loans will forthwith mature and the entire unpaid principal amount of such Loans, plus (x) all accrued and unpaid interest thereon and (y) the Applicable Prepayment Premium determined in respect of such principal amount (to the full extent permitted by Applicable Law), shall all be immediately due and payable in immediately available funds, in each and every case without presentment, demand, protest or further notice and without setoff, counterclaim or deduction of any kind, all of which are hereby waived. Each Principal Company acknowledges, and the parties hereto agree, that each Lender has the right to own its Loans free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Applicable Prepayment Premium by the Company in the event that the Loans are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Loans have become or have been declared immediately due and payable under Section 12.1, any Lender may proceed to protect and enforce the rights of such Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Loan Document (including, without limitation, the Parent Guaranty and the Subsidiary Guaranty), or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission. At any time after any Loans have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Agent may, or at the request of the Required Lenders shall, by written notice to the Principal Companies, rescind and annul any such

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declaration and its consequences if (a) the Company has paid all overdue interest on the Loans, all principal of, Prepayment Premium, if any, on any Loans that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, Prepayment Premium, if any, and (to the extent permitted by Applicable Law) any overdue interest in respect of the Loans, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any other Loan Document. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Lender or the Agent in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Loan Document upon any Lender or the Agent shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to each Lender and the Agent on demand such further amount as shall be sufficient to cover all costs and expenses of such Lender and the Agent incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF THE LOANS AND NOTES.

13.1. Loan Register. The Company shall keep at its principal executive office a register for the registration and registration of transfers of the Loans and the Notes evidencing such Loans. The name and address of each Lender of any portion of the Loans, each transfer thereof and the name and address of each Transferee of any portion of the Loans shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any portion of the Loans shall be registered shall be deemed and treated as the Lender of such portion of the Loans and the holder of the Notes evidencing such Loans for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Lender or the Agent promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Lenders.

13.2. Transfer of Loans and Exchange of Notes. Notwithstanding anything else herein to the contrary, any Lender, may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of any portion of the Loans owed to it (including the Lender’s interest in this Agreement and the other Loan Documents) to any Person without the consent of any Loan Party or any other Lender, but with the prior written consent of the Company (except after the occurrence of an Event of Default which is continuing, where the consent of the Company will not be required), which consent shall not be unreasonably withheld. In the event of any such sale, transfer or other disposition, the Lender and relevant Transferee shall execute and deliver to the Agent and the Company an Assignment Agreement evidencing such sale, assignment, transfer or other disposition substantially in the form of Exhibit C and the Company shall thereafter promptly register the Transferee thereof as the registered Lender of the transferred Loans in accordance

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with Section 13.1 (provided, that any such Transferee will be deemed a registered Lender of the applicable portion of the Loans and a “Transferee” hereunder in the event of the Company’s failure to so register any such Transferee after it has received written notice of any such transfer) and Schedule A shall be automatically amended to reflect such transfer and any new Transferee and Loans owed thereto. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange of the Loan evidenced thereby (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Lender of the portion of the Loans evidenced by such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such portion of the Loans or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, evidencing Loans with an aggregate principal amount equal to the unpaid principal amount of the portion of the Loans evidenced by the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each new Note shall be dated from the date of the surrendered Note, and the exchange of Notes shall not change the date from which the underlying portion of the Loans, evidenced by the new Note, bear interest. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Loans or Notes. Loans shall not be transferred in amounts less than $2,000,000 without the prior consent of the Company, which consent shall not be unreasonably withheld, provided that if necessary to enable the registration of transfer by a Lender of all of its Loans, one Loan may be in an amount of less than $2,000,000. Any Transferee, by its acceptance of a Loan registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6. For greater certainty, the surrender of a Note and delivery of a new Note shall not result in a novation of all or a portion of the Loan evidenced by the surrendered Note and the new Note shall represent continuing evidence of the Loan (or portion thereof) formerly evidenced by the surrendered Note.

13.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Lender or another Lender with a minimum net worth of at least $10,000,000 in excess of the outstanding principal amount of the Loans evidenced by such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

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14. PAYMENTS ON LOANS.

14.1. Place of Payment. So long as any Loans remain outstanding to any Lender, and notwithstanding anything contained in any Loan Document to the contrary, the Company will pay all sums becoming due on the Loans for principal, Prepayment Premium, if any, and interest by the method and at the address specified for such purpose below such Lender’s name in Schedule A, or by such other method or at such other address as such Lender shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of the Note evidencing such Loan or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full in immediately available funds of any Loan, such Lender shall surrender the Note evidencing such Loans for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Loan owed to a Lender or its nominee, such Lender will, at its election, either endorse on the Note evidencing such Loan the amount of principal paid on such Loan and the last date to which interest has been paid on such Loan or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.

15. EXPENSES, ETC.

15.1. Transaction Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Principal Company agrees, jointly and severally, to pay promptly (a) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and the Related Agreements and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective); provided, that reimbursement for all business due diligence expenses of the Lenders and the Agent prior to the Closing Date shall be limited to $150,000; (b) all the costs of furnishing all opinions by counsel for the Loan Parties (including any opinions requested by the Collateral Agent, Agent or the Lenders as to any legal matters arising hereunder) and of any Loan Party’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents and the Related Agreements including with respect to confirming compliance with environmental, insurance and solvency requirements; (c) the reasonable fees, expenses and disbursements of counsel to the Lenders and the Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Related Agreements and any consents, amendments, waivers or other modifications thereto (whether or not any such amendment, waiver or consents become effective) and any other documents or matters requested by any Loan Party; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of the Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Collateral Agent and of counsel providing any opinions that the Collateral Agent or the Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Collateral Agent or the Lenders or any of their counsel) of obtaining and reviewing any environmental audits or reports provided for under Section 4.10, 9.6 or 9.8; (f) the costs

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incurred by the Collateral Agent in connection with the custody or preservation of any of the Collateral; (g) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Collateral Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents or the Related Agreements (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (h) all costs and expenses incurred by the Lenders in obtaining periodic appraisals and market valuations of the Loans from time to time as required or otherwise desirable (as determined by the applicable Lender in its reasonable discretion) pursuant to any Contractual Obligation of a Lender. Each Principal Company will, jointly and severally, pay, and will save each Lender and the Agent harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by a Lender or the Agent).

15.2. Survival. The obligations of the Principal Companies under this Section 15 will survive the payment or transfer of any Loan, the enforcement, amendment or waiver of any provision of this Agreement or any other Loan Document, and the termination of this Agreement.

16. INDEMNIFICATION.

(a) Each Principal Company will, jointly and severally, indemnify and hold harmless each Lender, the Collateral Agent, the Agent, each person who controls a Lender within the meaning of the Securities Act or the Exchange Act and each of its Subsidiaries and each of their respective directors, officers, employees, principals, members, agents, advisors and partners (any and all of whom are referred to as the “Indemnified Party”) from and against any and all losses, claims, damages, and liabilities not determined by a court of competent jurisdiction in a final and non-appealable judgment to be resulting from the gross negligence or willful misconduct of such Indemnified Party, whether joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened third party claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject, under any Applicable Law or otherwise, caused by or arising out of, or allegedly caused by or arising out of, (i) this Agreement, any other Loan Document, the Related Agreements or any transaction contemplated hereby or thereby (including, without limitation, any failure to extend Loans other than by reason of a breach of this Agreement by the Indemnified Party), (ii) any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or any of the Related Agreements, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Principal Company or any of its Subsidiaries.

(b) Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Principal Companies of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve any Principal Company of its obligations under

Third Amended & Restated Credit Agreement

this Section 16 with respect to such Indemnified Party, except to the extent that such Principal Company is actually prejudiced by such failure. The Principal Companies will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Principal Companies, to employ counsel separate from counsel for the Principal Companies and for any other party in such action if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Principal Companies not advisable.

(c) THE INDEMNIFICATION PROVISIONS IN THIS SECTION 16 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 16 may be unenforceable in whole or in part because they are violative of any Applicable Law or public policy, each Principal Company shall, jointly and severally, contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all indemnified liabilities incurred by Indemnified Parties or any of them. The obligations of the Principal Companies under this Section 16 will survive the payment or transfer of any Loan, the enforcement, amendment or waiver of any provision of this Agreement or any other Loan Document, and the termination of this Agreement.

Third Amended & Restated Credit Agreement

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein and in the other Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents, the purchase or transfer by a Lender of any Loan or portion thereof or interest therein and the payment of any Loan, and may be relied upon by any subsequent Lender (including any Transferee), regardless of any investigation made at any time by or on behalf of any Lender (including any Transferee). All statements contained in any certificate or other instrument delivered by or on behalf of any Principal Company pursuant to this Agreement or any other Loan Document shall be deemed representations and warranties of such Principal Company under this Agreement. Subject to the preceding sentence, this Agreement and the other Loan Documents embody the entire agreement and understanding between the Lenders and each Principal Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18. AMENDMENT AND WAIVER.

18.1. Requirements. This Agreement and the other Loan Documents may be amended, and the observance of any term hereof or of the other Loan Documents may be waived (either retroactively or prospectively), with (and only with) the written consent of the Principal Companies and the Required Lenders.

18.2. Solicitation of Lenders.

(a) Solicitation. Each Principal Company will provide each Lender (irrespective of the amount of Loans then owed to it) and the Agent with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Lender to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement or of any other Loan Document. Each Principal Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each Lender and the Agent promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Lenders.

(b) Payment. No Principal Company will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Lender as consideration for or as an inducement to the entering into by any Lender of any waiver or amendment of any of the terms and provisions of this Agreement or of any other Loan Document unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Lender then outstanding even if such Lender did not consent to such waiver or amendment.

18.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all Lenders and the Agent and is binding upon them and upon each future Lender and Agent (including Transferees) and upon each Principal Company without regard to whether the Note evidencing a Lender’s Loan has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any

Third Amended & Restated Credit Agreement

right consequent thereon. No course of dealing between any Principal Company and any Lender or the Agent nor any delay in exercising any rights under this Agreement or under any other Loan Document shall operate as a waiver of any rights of any Lender or the Agent.

18.4. Loan prepaid by the Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Loans then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Loan Document, or have directed the taking of any action provided in this Agreement or in any other Loan Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Loans then outstanding, Loans prepaid by the Company or any of its Affiliates shall be deemed not to be outstanding.

19. NOTICES. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid) or (d) by email if the sender obtains a confirmation of receipt and the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(i) if to a Lender or its nominee, to such Lender or nominee at the address specified for such communications in Schedule A, or at such other address as a Lender (including any Transferee) or a nominee shall have specified to the Company in writing,

(ii) if to the Agent, to the Agent at its address set forth below its signature below, or

(iii) if to a Principal Company, to such Principal Company at its address set forth below its signature below, or at such other address as such Principal Company shall have specified to the Agent and the Lenders in writing.

Notices under this Section 19 will be deemed given only when actually received.

20. REPRODUCTION OF DOCUMENTS.

This Agreement, the other Loan Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Lenders or the Agent at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Lenders or the Agent, may be reproduced by the Lenders or the Agent by any photographic, photo static, microfilm, micro card, miniature photographic or other similar process and the Lenders may destroy any original document so reproduced. Each Principal Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Lenders or the Agent in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Third Amended & Restated Credit Agreement

This Section 20 shall not prohibit any Principal Company or any Lender or the Agent from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21. CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to a Lender or the Agent by or on behalf of any Principal Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by a Lender or the Agent as being confidential information of such Principal Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Lender or the Agent prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Lender or the Agent or any person acting on its behalf, (c) otherwise becomes known to such Lender or the Agent other than through disclosure by any Principal Company or any Subsidiary or (d) constitutes financial statements delivered to such Lender or the Agent under Section 7 that are otherwise publicly available. Each Lender and the Agent will maintain the confidentiality of Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to such Lender and the Agent, provided that such Lender and the Agent may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Lender’s Loans), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other Lender or the Agent, (iv) any Person to which such Lender assigns or offers to assign such Loan or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which such Lender offers to purchase any security of any Principal Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Lender or the Agent, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Lender, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Lender or the Agent is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Lender or the Agent may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement or any other Loan Document.

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22. CERTAIN PAYMENTS.

22.1. Pro Rata Treatment.

(a) Except as otherwise provided herein, each payment of principal, interest and Prepayment Premium, if any, on the Loans shall be made or shared among the Lenders pro rata according to the respective unpaid principal amounts of the Loans owed to such Lenders in accordance with the provisions of Section 2.3(b).

(b) The Lenders hereby agree among themselves that if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans owed to it, in excess of its ratable share of payments on account of such Loans obtained by all Lenders entitled to such payments, such Lender shall promptly (i) turn the same (in kind) over to the other Lenders to the extent necessary so that each Lender has received such payments in accordance with Section 22.1(a) or (ii) purchase, without recourse or warranty, from the other Lenders such participation in the Loans, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing party, such purchase shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefore shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. Each Principal Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 22.1(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Loan Documents to the contrary notwithstanding, any payment of principal of or interest or Prepayment Premium on any Loan that is due on a date other than a Business Day shall be made on the next succeeding Business Day, in any such case including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3. Net Payments; Taxes.

(a) All payments made by any Loan Party hereunder or under any Loan Document will be made without setoff, counterclaim or other defense, each of which is hereby waived. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax (including, without limitation, franchise taxes) imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the United States of America, the jurisdiction in which it is organized or the jurisdiction in which the principal office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Company agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Loan Document, after withholding or deduction for or on account of any Taxes

Third Amended & Restated Credit Agreement

(including, without limitation, withholdings or deductions applicable to additional amounts paid under this Section 22.3), will not be less than the amount provided for herein or in such Loan Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Company agrees to reimburse any Lender, upon the written request of such Lender, for taxes (including, without limitation, franchise taxes) imposed on or measured by the net income or net profits of the Lenders pursuant to the laws of the jurisdiction in which the Lender is organized or in which the principal office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of the Lender pursuant to this sentence. The Company will furnish to such Lender within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Company. In addition, the Company agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including income or franchise taxes) that arise under the laws of Canada, any province or territory thereof, the United States of America, the State of New York or any other state or jurisdiction where any Property of the Loan Parties is located from any payment made hereunder or under any other Loan Document or from the execution, delivery, filing, recordation or otherwise with respect to this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”). The Company agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes or Other Taxes and any related liability (including penalties, interest and expenses incurred in connection therewith) so levied or imposed and paid by such Lender.

(b) If a Lender in its sole discretion determines that it has received a refund of, or in respect of, any Taxes or Other Taxes for which the Company has paid additional amounts pursuant to Section 22.3(a) or, after the payment of such Taxes or Other Taxes or additional amounts, such Lender in its sole discretion determines that it has received a tax credit, deduction or other benefit by reason of the payment or accrual of such Taxes, such Lender shall within 120 days from the date of the receipt of such refund or realization of such credit, deduction or benefit, pay to the Company an amount equal to such refund, credit, deduction or tax benefit. Nothing in this Section 22.3 shall require any Lender to disclose its tax returns to any Person.

(c) In respect of amounts paid or credited by a Loan Party that is resident in Canada for purposes of the Income Tax Act (Canada) (the “ITA”) to or for the benefit of a particular Lender that is an “authorized foreign bank” for purposes of the ITA, the obligations under Section 22.3 to pay an additional amount shall apply where the particular Lender is liable for tax under Part XIII of the ITA in respect of such payment, even if the Loan Party is not required under the ITA to deduct or withhold an amount in respect of taxes on such payment and Section 22.3 shall apply, mutatis mutandis, as if the Loan Party was required to withhold an amount in respect of such taxes.

22.4. Default Interest. Upon the occurrence of an Event of Default, to the extent permitted by Applicable Law, interest on any principal of or interest or Prepayment Premium on

Third Amended & Restated Credit Agreement

any Loan, in each case, at the Default Rate, shall be payable from and including the date such Event of Default occurred (or, in the case of an Event of Default under paragraph (b) of Section 11, the date on which the Company defaults in the payment of such interest) until the earlier to occur of (i) the date such Event of Default has been cured by the Company and (ii) the date such principal of or interest or Prepayment Premium on any Loan is paid. Such interest on any such amount shall be payable on the date such amount is paid or, at the option of the Person to whom such amount is payable, from time to time upon demand by such Person.

23. APPOINTMENT OF AGENT.

23.1. Appointment. Each of the Lenders hereby irrevocably appoints the Agent as its agent hereunder and under the other Loan Documents, and to act as the Collateral Agent on behalf of the Lenders hereunder and under the other Loan Documents, and in each case authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Any reference herein to the Agent shall include the Agent in its capacity as Agent hereunder and as Collateral Agent (or fondé de pouvoir where a Security Agreement is governed by the laws of the Province of Québec) under any Loan Document. Each Lender does hereby make, constitute and appoint the Agent its true and lawful attorney-in-fact with full powers of substitution and resubstitution for such Lender and in its name, place and stead, in any and all capacities, to execute for such Lender and on its behalf any document or agreement for which the Agent is empowered to act on behalf of such Lender under this Section 23, granting to the Agent full power and authority to do and perform each act requisite and necessary to be done, as fully to all intents and purposes as the Lender could do in person, provided that such power shall be granted only to the extent necessary to undertake the actions permitted to be done or taken by the Agent under this Section 23. Each of the Lenders hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on their behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates. The Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Principal Company, and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender hereby accepts the pledges, mortgages and fiduciary assignments created for its benefit under the Security Agreements and empowers the Agent to enter into such agreements and act as Collateral Agent on behalf and for the benefit of each Lender. The provisions of this Section 23 are solely for the benefit of the Agent and the Lenders, and no Principal Company or any of the Subsidiaries or Affiliates of such Principal Company shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and the Agent does not assume and shall not be deemed to have assumed any fiduciary relationship or other obligation or relationship of agency or trust with any Principal Company or for any of their Subsidiaries or Affiliates.

Third Amended & Restated Credit Agreement

23.2. Rights of Agent. With respect to its obligation to extend Loans under this Agreement, the Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as such (as the case may be). The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Principal Company or any of its Affiliates (or any Person engaged in similar business with any Principal Company or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Principal Company or any of its Affiliates for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

23.3. Administration of the Collateral. The Agent as Collateral Agent shall administer the Collateral and any Lien thereon for the benefit of the Lenders in the manner provided herein and in the Security Agreements and in any other related Loan Documents; provided, however, that in the event of conflict between the provisions relating to administration of Collateral included in this Agreement and those included in the Security Agreements, the latter shall prevail. The Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it hereunder and as Collateral Agent under the Security Agreements and related documents and Applicable Law and as shall be directed by the Required Lenders. Upon payment in full in immediately available funds of all Obligations under the Loan Documents, the Agent and its Affiliates shall promptly release any and all Liens, Collateral and other security arrangements entered into in connection with this Agreement, the Loan Documents and the transactions contemplated hereby and thereby.

23.4. Application of Proceeds. Except as otherwise specifically provided herein and in the other Loan Documents, the proceeds of any collection, sale, disposition, foreclosure or other realization of all or any part of the Collateral shall be applied by the Agent in the following order of priority:

(a) FIRST: to the payment of all costs, taxes and expenses of such collection, sale, disposition, foreclosure or other realization, including reasonable compensation to the Collateral Agent, the Agent, and their respective agents and counsel in connection therewith, and all other expenses, liabilities and advances made or incurred by the Agent or Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification under any Collateral Document and all advances made by the Collateral Agent under any Collateral Document for the account of any Loan Party, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy under any Collateral Document;

(b) SECOND: to the payment of any other amounts payable to the Agent under the Loan Documents;

(c) THIRD: pursuant to the provisions of Section 2.3(b);

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(d) FOURTH: to the payment of all other unpaid Obligations, if any; and

(e) FIFTH: any surplus remaining after payment of the foregoing amounts shall be paid to the Company by the Agent, subject, however, to the rights of the holder of any then existing Lien of which the Agent has actual notice (without investigation); it being understood that the Company shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the sums referred to in clauses (a) through (e) of this Section 23.4.

23.5. Duties of Agent. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Principal Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given to the Agent by any Principal Company or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth herein or therein, other than to confirm receipt of items expressly required to be delivered to the Agent. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the other Lenders and the Principal Companies (if received from a Lender) or to the Lenders (if received from any Principal Company).

23.6. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for a Lender, any Principal Company or any Subsidiary), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

23.7. Appointment of Sub-Agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.

Third Amended & Restated Credit Agreement

The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, an shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

23.8. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Principal Companies. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Principal Companies, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, upon not less than ten days’ notice, on behalf of the Lenders, appoint a successor Agent, which institution shall be a bank with an office in Los Angeles, California or New York, New York, with a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

23.9. Lender Non-Reliance. Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Principal Company and its Subsidiaries in connection with the extension of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Principal Company and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the extension of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Principal Companies or any Subsidiary or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Principal Companies or any Subsidiary or the existence or possible existence of any Default or Event of Default.

23.10. Indemnification. To the extent the Agent is not reimbursed and indemnified by the Company, the Lenders will reimburse and indemnify the Agent in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including fees and disbursements of any counsel or financial advisor engaged by the Agent) which may be imposed on, asserted against or incurred by

Third Amended & Restated Credit Agreement

the Agent in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If the indemnity furnished to any Agent by any Lender for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity from such Lender (but not any other Lender) and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 23.10 shall survive the payment of all Obligations.

23.11. Lenders. The Agent may deem and treat the payee of any Loan as the Lender thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been recorded in the register maintained by the Company in accordance with Section 13.1. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the Lender of any portion of the Loans shall be conclusive and binding on any subsequent Lender, transferee, assignee or endorsee, as the case may be, of such portion of the Loans and of any Note evidencing such portion of the Loans.

23.12. Action by Agent. The Agent may take any action on behalf of the Required Lenders that has been approved by the Required Lenders and any action that has otherwise been specified herein or in any of the other Loan Documents. For the avoidance of doubt, the Agent may, with the prior consent of the Required Lenders (but not otherwise) consent to any amendment, restatement, supplement, waiver or other modification under any of the Loan Documents.

23.13. Appointment of Collateral Agent as Security Trustee. Each of the Lenders hereby irrevocably appoints (and the Principal Companies, the Irish Loan Parties, the Israeli Loan Party and the Brazilian Loan Party) hereby acknowledge the appointment of) the Agent to act as its trustee under and in relation to the Debenture and the Share Charge and to hold the benefit of the Debenture and the Share Charge as trustee for the Lenders on the terms contained in this Agreement and the other Loan Documents to which the Agent is expressed to be a party and each of the Lenders hereby irrevocably authorizes the Agent in its capacity as security trustee to exercise such rights, powers and discretions as are specifically delegated to the Agent by the terms of this Agreement (including, without limitation, the rights, powers and discretions conferred on the Agent in this Section 23.13) and the Loan Documents to which the Agent is expressed to be a party together with all such rights, powers and discretions as are reasonably incidental thereto. The rights, powers and discretions conferred on the Agent by this Agreement shall be supplemental to the Trustee Act 1893 of Ireland and in addition to any which may be vested in the Agent by this Agreement, the other Loan Documents, general law or otherwise. Without prejudice to the provisions of Section 24.6, the provisions of this Section 23.13 shall be governed by and construed in accordance with, the laws of Ireland.

23.14. Intercreditor Agreement. Each of the Lenders hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement as a “Term Claimholder” as if such Lender were a signatory thereto and hereby instructs Agent to enter into the Intercreditor Agreement.

Third Amended & Restated Credit Agreement

24. MISCELLANEOUS.

24.1. Reaffirmation of the Loan Documents.

(a) Obligations Under Other Loan Documents. Each Loan Party hereby acknowledges and reaffirms all of its obligations and duties under the other Loan Documents.

(b) Security for Obligations. Each Loan Party hereby acknowledges and reaffirms that the Collateral Agent has and shall continue to have valid, secured Liens in the Collateral, as set forth in the Loan Documents, securing all of the Loans.

(c) Guaranty of Obligations. Each Subsidiary Guarantor hereby acknowledges and reaffirms all of its obligations and duties under the Subsidiary Guaranty.

(d) Parent Guaranty of Obligations. The Parent hereby acknowledges and reaffirms all of its obligations and duties under the Parent Guaranty.

24.2. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any Transferee) whether so expressed or not; provided, however, that no Principal Company or its Subsidiaries may assign its rights or obligations under the Loan Documents; provided, further, that any Lender may assign to one or more other persons a portion of its Loans under this Agreement with the prior written consent of the Company (except after the occurrence of an Event of Default which is continuing, where the consent of the Company will not be required), which consent shall not be unreasonably withheld. For the avoidance of doubt, any Lender may sell participations in its Loans under this Agreement without the consent of the Principal Companies or the Subsidiary Guarantors, subject to customary voting limitations applicable to any participant.

24.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

24.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that (i) compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant, and (ii) if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

24.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Third Amended & Restated Credit Agreement

24.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

24.7. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS FINANCING TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24.7 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

24.8. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under the Loans at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans extended hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans extended hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in the in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to the Lenders an

Third Amended & Restated Credit Agreement

amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans extended or deemed purchased hereunder or be refunded to the Company.

24.9. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any such Lender or its Affiliates to or for the credit or the account of any Loan Party against any and all of the Obligations now or hereafter existing, whether or not any Lender shall have made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. The rights of the Lenders and their Affiliates under this Section 24.9 are in addition to the other rights and remedies (including other rights of set-off) which such Persons may have.

24.10. Marshalling; Payments Set Aside. No Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent, the Collateral Agent or any Lender or the Agent, Collateral Agent or any Lender enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

24.11. Limitation of Liability. THE LOAN PARTIES AGREE THAT NO INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY (WHETHER DIRECT OR INDIRECT, IN CONTRACT, TORT OR OTHERWISE) TO ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, EQUITY HOLDERS OR CREDITORS FOR OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND IN THE OTHER LOAN DOCUMENTS, EXCEPT TO THE EXTENT SUCH LIABILITY IS FOUND IN A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT, HOWEVER, SHALL ANY INDEMNIFIED PERSON BE LIABLE ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES AND EACH OF THE LOAN PARTIES HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Third Amended & Restated Credit Agreement

24.12. Submission to Jurisdiction; Waivers. Each Principal Company hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, (i) to such Principal Company’s agent for service of process identified in Section 24.12(d) below with a copy to such Principal Company at its address set forth below its signature below or at such other address of which the Lenders and the Agent have been notified pursuant to Section 19 hereof, or (ii) at such Principal Company’s address set forth below its signature below or at such other address of which the Lenders and the Agent have been notified pursuant to Section 19 hereof;

(d) hereby irrevocably designates, appoints and empowers Dialogic Research Inc. as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its Property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding (with a copy of any such legal process, summons, notice or document to be mailed to such Principal Company in accordance with Section 24.12(c) above); and

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

24.13. Judgment Currency. The specification under this Agreement of Dollars is of the essence. The Company’s obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Secured Parties of the full amount of Dollars expressed to be payable to the Secured Parties under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment in any court, it is necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the rate of exchange used shall be that at which HSBC Bank Canada could, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Agent or the Lenders hereunder shall, notwithstanding any judgment in such Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on

Third Amended & Restated Credit Agreement

which Agent or such Lenders receive any sum adjudged to be so due in the Judgment Currency, Agent or such Lenders may, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency. If the Dollars so purchased are less than the sum originally due to Agent and/or such Lenders in Dollars, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and/or such Lenders, as the case may be, against such loss, and if the Dollars so purchased exceed the sum originally due to Agent and/or Lenders in Dollars, Agent and/or the Lenders, as the case may be, agree to remit such excess to the Company

24.14. Existing Events of Default under Original Agreement. Upon the effectiveness of this Agreement, (i) all Events of Default (as defined under the Original Agreement) existing under the Original Agreement immediately prior to the Closing are hereby waived by the Agent and the Lenders and (ii) that certain letter agreement, dated as of March 1, 2012, from the Agent and the Lenders to the Company and the Parent with respect to forbearance of remedies is hereby terminated.

[SIGNATURE PAGES TO FOLLOW]

Third Amended & Restated Credit Agreement

If each Lender and the Agent is in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Principal Companies, whereupon the foregoing shall become a binding agreement among each of the Lenders, the Agent and the Principal Companies.

Very truly yours,

DIALOGIC CORPORATION, a British Columbia corporation, as the Company

By	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Director

Notice Address:

9800 Cavendish Boulevard 5th floor Montreal, Quebec, CANADA H4M 2V9 Attn: Anthony Housefather
Facsimile: (781) 433-5077 Email: Anthony.Housefather@dialogic.com

DIALOGIC INC., a Delaware corporation, as the Parent

By	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Secretary

Notice Address:

9800 Cavendish Boulevard 5th floor Montreal, Quebec, CANADA H4M 2V9
Attn: Anthony Housefather Facsimile: (781) 433-5077 Email: Anthony.Housefather@dialogic.com

[Signature Page to Third Amended and Restated Credit Agreement]

SUBSIDIARY GUARANTORS

DIALOGIC DISTRIBUTION LIMITED, (a company organized under the laws of Ireland)

SIGNED AND DELIVERED as a deed

by	/s/ Anthony Housefather

the lawfully appointed attorney for and on behalf of DIALOGIC DISTRIBUTION LIMITED in the presence of:

Witness (signature):	/s/ Stephen Becker
Witness Name (print):	Stephen Becker
Witness Address:	9800 Cavendish Blvd., Suite 500
Montreal, Quebec, Canada

DIALOGIC MANUFACTURING LIMITED, (a company organized under the laws of Ireland)

SIGNED AND DELIVERED as a deed

by	/s/ Anthony Housefather

the lawfully appointed attorney for and on behalf of DIALOGIC MANUFACTURING LIMITED in the presence of:

Witness (signature):	/s/ Stephen Becker
Witness Name (print):	Stephen Becker
Witness Address:	9800 Cavendish Blvd., Suite 500
Montreal, Quebec, Canada

[Signature Page to Third Amended and Restated Credit Agreement]

DIALOGIC US HOLDINGS INC., a Delaware corporation

By:	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Director

DIALOGIC (US) INC. a Delaware corporation

By:	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Secretary

DIALOGIC RESEARCH INC. a Delaware corporation

By:	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Secretary

CANTATA TECHNOLOGY, INC. a Massachusetts corporation

By:	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Director

DIALOGIC JAPAN, INC. a Delaware corporation

By:	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Director

[Signature Page to Third Amended and Restated Credit Agreement]

DIALOGIC NETWORKS (ISRAEL) LTD. a company organized under the laws of Israel

By:	/s/ Anthony Housefather
Name:	Anthony Housefather
Title:	Director

DIALOGIC DO BRASIL COMERCIO DE EQUIPAMNETOS PARA TELECOMUNICACAO LTDA (f/k/a Veraz Networks do Brasil Comercio de Equipamentos Para Telecommunicacao Ltda) a company organized under the laws of Brazil

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement]

DIALOGIC NETWORKS (ISRAEL) LTD. a company organized under the laws of Israel

By:
Name:
Title:

DIALOGIC DO BRASIL COMERCIO DE EQUIPAMNETOS PARA TELECOMUNICACAO LTDA (f/k/a Veraz Networks do Brasil Comercio de Equipamentos Para Telecommunicacao Ltda) a company organized under the laws of Brazil

By:	/s/ Jobelino Vitoriano Locateli
Name:	Jobelino Vitoriano Locateli
Title:	Legal Representative

[Signature Page to Third Amended and Restated Credit Agreement]

The foregoing is hereby agreed to as of the date hereof.

OBSIDIAN, LLC, as Agent

By:	/s/ Rajneesh Vig
Name:	Rajneesh Vig
Title:	Authorized Signatory

Notice Address:

2951 28th Street, Suite 1000 Santa Monica, CA 90405 Attention: Raj Vig and General Counsel Facsimile: (310) 899-4950 Email: raj.vig@tennenbaumcapital.com

[Signature Page to Third Amended and Restated Credit Agreement]

SPECIAL VALUE EXPANSION FUND, LLC, as Lender
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Rajneesh Vig
Name:	Rajneesh Vig
Title:	Managing Partner

SPECIAL VALUE OPPORTUNITIES FUND, LLC, as Lender
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Rajneesh Vig
Name:	Rajneesh Vig
Title:	Managing Partner

TENNENBAUM OPPORTUNITIES PARTNERS V, LP, as Lender
By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Rajneesh Vig
Name:	Rajneesh Vig
Title:	Managing Partner

[Signature Page to Third Amended and Restated Credit Agreement]

SCHEDULE A

INFORMATION RELATING TO LENDERS
Name of Lender

SPECIAL VALUE EXPANSION FUND, LLC

(1)	Principal Amount of Loans Extended:	$12,855,213.59

(2)	All payments by wire transfer of immediately available funds, with sufficient information to identify the source and application of such funds, to:	Bank: Wells Fargo Bank, NA
		ABA #: 121-000-248
		For Credit To: CDO Clearing
		A/C #: 6355067033
		For Further Credit To: Special Value
		Expansion Fund, LLC
		A/C #: 18185401

(3)	All notices and other communications:	2951 28th Street, Suite 1000
		Santa Monica, CA 90405
		Attention: Raj Vig and General Counsel
		Email: raj.vig@tennenbaumcapital.com

SPECIAL VALUE OPPORTUNITIES FUND, LLC

(1)	Principal Amount of Loans Extended:	$30,466,856.23

(2)	All payments by wire transfer of immediately available funds, with sufficient information to identify the source and application of such funds, to:	Bank: Wells Fargo Bank, NA
		ABA #: 121-000-248
		For Credit To: CDO Clearing
		A/C #: 6355067033
		For Further Credit To: Special Value
		Opportunities Fund, LLC
		A/C #: 18169601

(3)	All notices and other communications:	2951 28th Street, Suite 1000
		Santa Monica, CA 90405
		Attention: Raj Vig and General Counsel
		Email: raj.vig@tennenbaumcapital.com

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

(1)	Principal Amount of Loans Extended:	$49,510,936.93

(2)	All payments by wire transfer of	Bank: Wells Fargo Bank, NA

A-1

Third Amended and Restated Credit Agreement

	immediately available funds, with sufficient information to identify the source and application of such funds, to:	ABA #: 121-000-248
For Credit To: CDO Clearing
A/C #: 6355067033
For Further Credit To: Tennenbaum
Opportunities Partners V, LP
A/C #: 50953106

(3)	All notices and other communications:	2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention: Raj Vig and General Counsel
Email: raj.vig@tennenbaumcapital.com

A-2

Third Amended and Restated Credit Agreement

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Mortgaged Property” has the meaning set forth in Section 9.8(a).

“Additional Mortgages” has the meaning set forth in Section 9.8(a).

“Agent” is defined in the first paragraph of this Agreement.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of any Principal Company or any Subsidiary or any corporation of which any Principal Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of any Principal Company.

“Agreement” means this Credit Agreement dated as of March 22, 2012, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” means all laws, rules and regulations applicable to a Person, its Property or a transaction, as the case may be, including but not limited to, all applicable common law principles and all provisions of all applicable Canadian and United States federal, provincial, state, local and foreign constitutions, treatises, codes, statutes, rules, regulations, orders and ordinances of any Governmental Authority; and writs, orders, judgments, injunctions and decrees of all courts and arbitrators.

“Applicable Prepayment Premium” has the meaning given thereto in Section 8.2(a) hereof.

“Asset Sale” means the Disposition by any Principal Company or any of its Subsidiaries to any Person other than any Principal Company or any of its Wholly-Owned Subsidiaries of (i) any of the Capital Stock of any of any Principal Company’s Subsidiaries, (ii) substantially all of the Property of any division or line of business of any Principal Company or any of its Subsidiaries, or (iii) any other Property (whether tangible or intangible) of any Principal Company or any of its Subsidiaries (other than (a) inventory sold or leased in the ordinary course of business, (b) Dispositions of accounts in the ordinary course of business for purposes of collection, (c) license of Intellectual Property in the ordinary course of business and (d) any such other Dispositions to the extent that the aggregate fair market value of such Property Disposed of in any single transaction or related series of transactions is equal to $125,000 or less).

Third Amended and Restated Credit Agreement

“Asset Sale Offer” has the meaning set forth in Section 8.3(a).

“Availability” means “Availability” as defined in the Working Capital Facility as in effect on the Closing Date.

“Balance Sheet” means collectively, with respect to each Principal Company, the unaudited consolidated balance sheet of such Principal Company and its Subsidiaries as of September 30, 2011.

“Brazilian Loan Party” means Dialogic do Brasil Comércio de Equipamentos para Telecomunicação Ltda (f/k/a Veraz Networks do Brasil Comércio de Equipamentos para Telecomunicação LTDA), a company incorporated under the laws of Brazil.

“Brazilian Security Agreement” means (i) the Contrato de Penhor de Quotas, dated as of November 12, 2010, by and among the Parent, the Brazilian Loan Party and the Collateral Agent, (ii) the Contrato de Penhor de Quotas, dated as of November 12, 2010, by and among the Israeli Loan Party, the Brazilian Loan Party and the Collateral Agent and (iii) the Instrumento Particular de Constituicao de Penhor de Ativos, dated as of November 12, 2010, between the Brazilian Loan Party and the Collateral Agent.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Montreal are required or authorized to be closed.

“Canadian Security Agreement” means that certain Deed of Hypothec on a Universality of Property, entered into on December 5, 2008, among the Company, the other Grantors party thereto from time to time, the Collateral Agent and the Lenders.

“Canadian Subsidiary” means any Subsidiary of any Principal Company that is incorporated or organized under the laws of Canada or any province or territory thereof.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Capital Stock Offer” has the meaning set forth in Section 8.4(a).

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canadian federal Government or (b) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, as applicable, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or province of Canada or any political subdivision of any such state or province or any public instrumentality thereof, in

Third Amended and Restated Credit Agreement

each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender, by any Schedule I Canadian Chartered Bank (as named in the Bank Act of Canada) or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of any Principal Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders; (ii) the adoption of a plan relating to the liquidation or dissolution of any Principal Company; (iii) the failure at any time of the Parent to legally and beneficially own and control 100% of the issued and outstanding shares of the Capital Stock of the Company or the failure at any time of the Parent to have the ability to elect all of the Governing Body of the Company; (iv) any “person” (as defined above), other than Permitted Holders, or group of “persons” shall have acquired beneficial ownership, directly or indirectly, of the Capital Stock of the Parent (or other Capital Stock convertible into such Capital Stock) representing 30% or more of the combined voting power of all Capital Stock of the Parent entitled to vote in the election of members of the Governing Body of the Parent, other than Capital Stock having such power only by reason of the happening of a contingency; (v) as of any date, individuals who constitute the Continuing Directors of the Parent cease for any reason to constitute at least a majority of the Governing Body of the Parent; (vi) any Permitted Holder shall have acquired beneficial ownership, directly or indirectly, of the Capital Stock of the Parent (or other Capital Stock convertible into such Capital Stock) representing 50% or more of the combined voting power of all Capital Stock of the Parent entitled to vote in the election of members of the Governing Body of the Parent; or (vii) a “Change of Control” has occurred under the Working Capital Facility or a Permitted ABL Facility.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Date Projections” means the forecasted financial statements of the Parent and its Subsidiaries, consisting of balance sheets, income statements and cash flow statements for the Parent and its Subsidiaries after giving effect to the consummation of the transactions contemplated by this Agreement, the other Loan Documents and the Related Agreements, as delivered to the Agent on or prior to the Closing Date.

Third Amended and Restated Credit Agreement

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are, or are purported to be, granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” is defined in the U.S. Security Agreement.

“Collateral Agent” means Obsidian, LLC or any successor thereto.

“Collateral Documents” means the Security Agreements, the Mortgages, the Foreign Pledge Agreements, the Intercompany Subordination Agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case including any financing statements, notices and the like filed, recorded or delivered in connection therewith.

“Company” has the meaning set forth in the first paragraph hereof.

“Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of any Principal Company or any of its Subsidiaries, or owned or licensed for use in connection with, or reasonably deemed necessary in the conduct of, the business of such Principal Company or any of its Subsidiaries.

“Company-Owned IP Rights” means the Company Intellectual Property that any Principal Company or any of its Subsidiaries own.

“Company Technology” shall mean all Technology used in or necessary for the conduct of the business of any Principal Company or any of its Subsidiaries or owned or licensed for use in connection with the business of such Principal Company or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Confidential Information” is defined in Section 21.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Parent and its Subsidiaries) by the Parent and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Parent and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

Third Amended and Restated Credit Agreement

“Consolidated EBITDA” means, for any period, and with respect to each of the following as determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income, plus

(b) to the extent deducted in the calculation of Consolidated Net Income, the sum, without duplication, of the amounts for such period of:

(i) Consolidated Interest Expense, plus

(ii) provisions for taxes based on income and for Québec tax on paid-up capital, plus

(iii) total depreciation expense, plus

(iv) total amortization expense, plus

(v) non-cash stock-based compensation distributed by the Parent or its Subsidiaries, plus

(vi) in connection with any Permitted Acquisition, (A) for the Fiscal Quarter in which such Permitted Acquisition closes, transaction expenses in an amount not to exceed $500,000, (B) non-cash in process research and development expenses acceptable to the Agent in its reasonable discretion and (C) any non-cash expense adjustments acceptable to the Agent in its reasonable discretion resulting from the write-up of assets or write-down of liabilities in connection with such Permitted Acquisition, plus

(vii) any charges or reserves in connection with the reorganization by the Parent and its Subsidiaries of employees for any Fiscal Quarter, in an amount that is acceptable to the Agent in its reasonable discretion, plus

(viii) realized and unrealized losses solely due to fluctuation in currency values related to accounts on the consolidated balance sheet of the Parent and its Subsidiaries, plus

(ix) in connection with the Restructuring, transaction fees and expenses paid in cash, plus

(x) cash fees and expenses incurred in connection with any Proceeding by a Governmental Authority pending as of the Closing Date, plus

(xi) non-recurring cash restructuring charges or other non-recurring cash expenses incurred to restructure or improve productivity or cost effectiveness of assets or operations, including facility or office closures, surrender of leasehold interests, consolidation and integration costs and severance, relocation and retention bonuses, in each case, approved by the Agent in its reasonable discretion,

Third Amended and Restated Credit Agreement

(c) minus gains solely due to fluctuation in currency values related to accounts on the consolidated balance sheet of the Parent and its Subsidiaries, but only to the extent added in the calculation of Consolidated Net Income,

(d) minus capitalized research and development expenses.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements and all other debt issuance costs, but excluding, however, any interest that accrues on any Indebtedness and is paid-in-kind by being added to the outstanding principal amount of such Indebtedness.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of the Parent) in which any other Person (other than the Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, (iii) the income of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary or non-recurring gains or net non-cash extraordinary or non-recurring losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt as at such day to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of

Third Amended and Restated Credit Agreement

another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect Guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Hedge Agreement shall be determined pursuant to the definition of “Swap”. The amount of any other Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Directors” means, as of any date of determination, any member of the Governing Body of the Parent who: (1) was a member of the Governing Body of a Principal Company on the Closing Date; or (2) was nominated for election or elected to such Governing Body with the approval of a majority of the Continuing Directors who were members of such Governing Body at the time of such nomination or election, provided that, for purposes of this clause (2), the “approval” by a majority of the Continuing Directors of a nominee or slate of nominees does not preclude the Continuing Directors from also recommending or endorsing any other nominee or slate of nominees in connection with the same election.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its Properties is bound or to which it or any of its Properties is subject.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which any Principal Company or any of its Subsidiaries is a party.

“Debenture” means the composite Irish law Debenture, dated as of October 1, 2010, among the Irish Loan Parties and the Collateral Agent.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means 2.0% plus the rate stated in Section 2.2(a) herein.

Third Amended and Restated Credit Agreement

“Deposit Accounts” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust or as otherwise defined in the UCC.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, grant of restriction, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and the sign “$” means the lawful money of the United States of America.

“Employee” means any current officer, director, consultant, employee, independent contractor, agent and other Person who renders services to any Principal Company or any of its Subsidiaries.

“Employee Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA) which is or was maintained or contributed to by any of any Principal Company’s U.S. Subsidiaries and (ii) any Employee Program set forth on Schedule 5.11(g).

“Employee Program” means any employee benefit arrangement maintained or contributed to by any Principal Company or any of its Subsidiaries which is (i) the portion of any employment or consulting agreement which provide employee benefits; (ii) an arrangement providing for insurance coverage or workers’ compensation benefits; (iii) an incentive bonus or deferred bonus arrangement; (iv) a stock purchase or stock option arrangement, including any employee stock ownership plan; (v) a death benefit arrangement; (vi) an arrangement providing termination allowance, salary continuation, severance, retention compensation or similar benefits; (vii) a change in control agreement; (viii) an equity compensation or profit-sharing plan (ix) a deferred compensation plan; (x) an employee relocation, a tuition reimbursement, psychiatric or other counseling, dependent care assistance, or legal assistance plan or arrangement; (xi) a fringe benefit arrangement (cash or noncash); (xii) a holiday or vacation plan or policy; (xiii) any welfare, hospitalization, health, medical, vision, dental plan; or (xiv) any other compensation policy or practice.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

Third Amended and Restated Credit Agreement

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Principal Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Principal Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Principal Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Principal Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Principal Company, any of its Subsidiaries or any of their respective ERISA Affiliates in

Third Amended and Restated Credit Agreement

connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (x) the imposition of a Lien pursuant to Section 436(f)(1) or 430 of the Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Accrued Interest” has the meaning given thereto in Section 2.1(a) hereof.

“Existing Loans” means all Loans (as such term is defined in the Original Agreement) made by the Lenders pursuant to the Original Agreement.

“Existing Parent Indebtedness” is defined in Section 4.20.

“Facilities” means any and all Real Property Assets (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Principal Company or any of its Subsidiaries.

“Financial Covenants” means the covenants in Sections 10.13, 10.14, 10.15 and 10.16.

“Financial Plan” is defined in Section 7(l).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to Section 10.2(a)(ii), 10.2(a)(iii), 10.2(a)(iv), 10.2(a)(v) and 10.2(a)(vi)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to Section 10.2) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries (or, if the context otherwise requires, of a Principal Company and its Subsidiaries) ending December 31 of each calendar year.

“Foreign Plan” means any employee benefit plan maintained by any Principal Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States of America, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement, including without limitation the Share Charge, or similar instrument governed by the laws of a country other than

Third Amended and Restated Credit Agreement

the United States, executed on the Closing Date or from time to time thereafter in accordance with Section 9.7 by any Grantor that owns Capital Stock of one or more Non-U.S. Subsidiaries organized in such country, in form and substance satisfactory to the Collateral Agent.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in United States as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Grantor” shall mean (i) each of the Loan Parties that is party to any of the Security Agreements from time to time, and (ii) each Wholly-Owned Subsidiary of any Principal Company that, after the date hereof, executes and delivers to the Lenders and the Collateral Agent a Subsidiary Guaranty Joinder and takes the actions and executes and delivers the documents, instruments and agreements contemplated by Sections 9.7 and 9.8 hereof to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed Property of such Wholly-Owned Subsidiary constituting Collateral.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase such indebtedness or obligation or any property constituting security therefor;

(ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, or (y) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(iii) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(iv) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

Third Amended and Restated Credit Agreement

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, and not entered into for speculative purposes.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indebtedness” with respect to any Person means, at any time, without duplication,

a)	its liabilities for borrowed money and its redemption obligations in respect of Preferred Stock that is mandatorily redeemable at any time prior to one year after the Maturity Date;

b)	its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

c)	all Synthetic Lease Obligations and all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

Third Amended and Restated Credit Agreement

e)	all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money).

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is, by its terms, non-recourse to the assets of such Person other than as a result of customary exclusions. For the avoidance of doubt:

(x) Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness; and

(y) Intercompany accounts arising from the provision of services or sales or licenses of inventory or Intellectual Property by and among the Parent and its Subsidiaries shall not constitute Indebtedness.

“Indemnified Party” is defined in Section 16(a).

“Institutional Investor” means (a) any original Lender, (b) any holder of a Note holding more than 10% of the aggregate principal amount of the Loans then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, Technology, Software, and Trade Secrets.

“Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Applicable Laws of Canada, the United States of America or any foreign jurisdiction: (a) patents, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, development, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof; (b) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing; (c) copyrights, whether registered or unregistered (including copyrights in computer Software programs), mask work rights and registrations and applications therefore; (d) Trade Secrets; and (e) all applications, registrations and permits related to any of the foregoing clauses (a) through (d).

Third Amended and Restated Credit Agreement

“Intercompany Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement, dated as of October 1, 2010, executed and delivered by the Principal Companies and their Subsidiaries.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of October 1, 2010 among the Agent, Wells Fargo Foothill Canada ULC as Revolver Agent and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means (a) each March 31, June 30, September 30 and December 31 commencing March 31, 2012, provided if any such day is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day and interest shall accrue for each day of such extension and (b) the date of any payment of principal in accordance with this Agreement.

“Interest Period” means a period commencing on an Interest Payment Date and ending on the day preceding the next succeeding Interest Payment Date determined under clause (a) of the definition thereof; provided that (x) the first Interest Period for any Loan shall commence on the Closing Date and end on the day preceding the next succeeding Interest Payment Date, and (b) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Inventory” has the meaning given thereto in the UCC as in effect on the date hereof.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Principal Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of any Principal Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of any Principal Company from any Person other than such Principal Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than (1) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (2) advances (whether or not evidenced by promissory notes) to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Principal Company or its Subsidiaries or that are converted from accounts receivable in connection with the compromise or settlement of the collection thereof in the ordinary course of business, (3) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of such Principal Company and its Subsidiaries and (4) advances arising from the provision of services or sales or licenses of inventory or Intellectual Property by and among the Parent and its Subsidiaries) or other extension of credit or capital contribution (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others) by such Principal Company or any of its Subsidiaries to any

Third Amended and Restated Credit Agreement

other Person (other than a Wholly-Owned Subsidiary of such Principal Company that is a Grantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or licenses to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment) plus, in the case of Interest Rate Agreements or Currency Agreements, the obligations thereunder as determined pursuant to the definition of “Swap”.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreements.

“Irish Loan Party” means, any Loan Party incorporated under the laws of Ireland and collectively the “Irish Loan Parties”.

“Israeli Loan Party” means Dialogic Networks (Israel) Ltd. (formerly known as Veraz Networks Ltd.), a company incorporated under the laws of Israel.

“Israeli Security Agreement” means (i) the Debenture – Floating and Fixed Charge Unlimited in Amount, dated as of November 15, 2010 between the Israeli Loan Party and the Collateral Agent and (ii) the Secured Debenture/Deed of Pledge, dated as of November 15, 2010, between the Parent and the Collateral Agent.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” is defined in Section 24.13.

“Knowledge of the Principal Companies” of a particular fact or other matter means that any executive officer or director of any Principal Company or any of its Subsidiaries, or any other officer or manager having responsibility relating to the applicable matter, is actually aware of such fact or other matter, or would have discovered or otherwise become aware of such fact or other matter in the course of conducting a prudent inquiry or investigation as to the existence of such fact or other matter, including inquiry of the employees of any Principal Company and its Subsidiaries who, in the course of performing the duties of such employment may reasonably be expected to have actual awareness of such fact or other matter.

“Landlord Consent, Estoppel and Collateral Access Agreement”, with respect to any Material Leasehold Property, means a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to the Collateral Agent, pursuant to which such lessor agrees (unless otherwise agreed to by the Collateral Agent), for the benefit of the Collateral Agent, (a) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if

Third Amended and Restated Credit Agreement

the Collateral Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (b) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving the Collateral Agent notice of such default and at least 30 days (or, if such default cannot reasonably be cured by the Collateral Agent within such period, such longer period as may reasonably be required) to cure such default, (c) that the Collateral Agent and/or its designated representatives may have access to all Collateral located on the Leasehold Property during reasonable business hours, that such lessor will not hinder the Collateral Agent or any such representatives in enforcing the Collateral Agent’s or the Secured Parties’ remedies with respect to the Collateral and that such lessor waives any rights, claims, interest or liens with respect to such Collateral and (d) to such other matters relating to such Leasehold Property as the Collateral Agent may reasonably request.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lenders” is defined in the first paragraph of this Agreement.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement, Capital Lease or Synthetic Lease, upon or with respect to any Property of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidity” means, at any time, the sum of (i) Availability plus (ii) Qualified Cash, in each case, at such time.

“Loan” means any loan made by any Lender pursuant to this Agreement, together with PIK Interest, if any.

“Loan Documents” means this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guaranty, the Intercreditor Agreement, the Intercompany Subordination Agreement and each Collateral Document and any other agreement or document entered into by the Collateral Agent, Agent or the Lenders (in such capacities) in connection with the transactions contemplated by the Loan Documents.

“Loan Parties” means, collectively, the Principal Companies and the Subsidiary Guarantors.

“Major Customers” has the meaning set forth in Section 5.27.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, condition (financial or otherwise), assets, liabilities, management, performance, properties or prospects (as such prospects are then contemplated by the Parent’s

Third Amended and Restated Credit Agreement

Governing Body) of the Loan Parties taken as a whole, or (b) the ability of any Loan Party to perform its obligations under this Agreement or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement or any other Loan Document.

“Material Contract” means any of (i) this Agreement, (ii) the other Loan Documents and (iii) any (A) Contractual Obligations not made in the ordinary course of business, or involving a commitment to pay an amount, by any Principal Company or any of its Subsidiaries in excess of $500,000 in any twelve-month period following the Closing Date (whether or not in the ordinary course of business) or where any Principal Company or any of its Subsidiaries actually paid in excess of $500,000 during the twelve month period preceding the Closing Date; (B) Contractual Obligations for a partnership or a joint venture or for the acquisition, sale or lease of any assets or Capital Stock of any Principal Company, its Subsidiaries or any other Person or involving a sharing of profits; (C) mortgage, pledge, hypothec, conditional sales contract, security agreement, factoring agreement or other similar Contractual Obligations with respect to any tangible and/or intangible personal property of any Principal Company or its Subsidiaries (other than in connection with trade payables incurred in the ordinary course of business); (D) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contractual Obligations (other than this Agreement or in connection with trade payables incurred in the ordinary course of business); (E) Contractual Obligations with any Government Authority other than in the ordinary course of business; (F) Contractual Obligations which contain any provision that may terminate such contract or require payments to be made by any Principal Company or any of its Subsidiaries upon or following a “change of control”, if such terminations or payments under such Contractual Obligations could individually or in the aggregate have a Material Adverse Effect; (G) Contractual Obligation with respect to Hazardous Materials Activity; or (H) material binding commitment or agreement to enter into any of the foregoing types of agreements.

“Material Leasehold Property” means a Leasehold Property reasonably determined by the Collateral Agent to be of material value as Collateral or of material importance to the operations of any Principal Company or any of its Subsidiaries; provided, however that, excepting any such Leasehold Properties set forth on Schedule 5.5(a) annexed hereto, no Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year never exceeds $250,000 shall be a “Material Leasehold Property”.

“Material Subsidiary” means any Wholly-Owned Subsidiary of any Principal Company that owns Property with a book value (determined in accordance with GAAP) of more than $1,500,000; provided that all Property of Wholly-Owned Subsidiaries that are not Material Subsidiaries shall not exceed in the aggregate a book value (determined in accordance with GAAP) of $9,000,000. For the avoidance of doubt, as of the Closing Date, the Brazilian Loan Party, the Israeli Loan Party and each of the Subsidiary Guarantors are Material Subsidiaries.

“Maturity Date” means March 31, 2015.

“Mortgage” means (a) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party in such form as may be reasonably satisfactory to the Collateral Agent, in each case with such changes

Third Amended and Restated Credit Agreement

thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (b) at the Collateral Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to the Collateral Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. “Mortgages” means all such instruments, including any Additional Mortgages, collectively.

“Multiemployer Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) to which any Principal Company, or any of its ERISA Affiliates, makes contributions or has any liability and that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

“Net Equity Proceeds” means the cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with any issuance of Capital Stock (other than in connection with the exercise of stock options) minus the reasonable fees, commissions and other out-of-pocket expenses incurred by the Parent or any of its Subsidiaries in connection with such issuance of Capital Stock (provided that any such fees, commissions or expenses payable to an Affiliate of the Person issuing such Capital Stock must be on terms no less favorable to the Person issuing such Capital Stock than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate).

“Net Insurance/Condemnation Proceeds” means any cash payments or proceeds received by any Principal Company or any of its Subsidiaries (a) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of any Principal Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by any Principal Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of any Principal Company or such Subsidiary in respect thereof.

“Non-Grantor Subsidiary” shall mean any Subsidiary of any Principal Company that is not a Grantor.

“Non-U.S. Subsidiary” means any Subsidiary of any Principal Company that is not a U.S. Subsidiary.

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“Note” and “Notes” have the meanings given to such terms in Section 2.1(b) of the Agreement.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Collateral Agent, the Agent, the Lenders or any of them under the Loan Documents, whether for principal, interest (including, without limitation, any PIK Interest and interest accruing after the commencement of any bankruptcy case or insolvency proceeding involving a Loan Party, whether or not such interest is an allowed claim in such case or proceeding), Prepayment Premium, fees, expenses, indemnification or otherwise.

“Officer’s Certificate” means, with respect to a Principal Company, a certificate of a Senior Financial Officer or of any other officer of such Principal Company whose responsibilities extend to the subject matter of such certificate.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Original Agreement” has the meaning set forth in the preambles hereof.

“Other Taxes” is defined in Section 22.3(a).

“Parent” has the meaning set forth in the first paragraph hereof.

“Parent Guaranty” means the Parent Guaranty, dated as of October 1, 2010, executed and delivered by the Parent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is or was maintained or contributed to by any Principal Company or its ERISA Affiliates and that is subject to Section 412 of the Code or Section 302 of ERISA, and, solely for purposes of Section 11(k), any Foreign Plan.

“Permit” means any approval, authorization, Consent, license, permit or certificate by or of any Governmental Authority.

“Permitted ABL Facility” shall mean an asset based credit facility entered into by any one or more of the Loan Parties after the Closing Date, and any refinancing thereof, that satisfies the following terms and conditions:

a)	no Default or Event of Default then exists or would result therefrom;

Third Amended and Restated Credit Agreement

b)	The maximum principal amount of each Permitted ABL Facility shall not exceed $27,500,000 minus (i) all repayments of any term loan portion of such facility, (ii) all reductions of any revolving loan commitment of such facility and (iii) the outstanding principal amount of the Working Capital Facility as of the closing date of such Permitted ABL Facility;

c)	The all-in rate on each Permitted ABL Facility shall not be more than 7.5%; and

d)	Such Loan Party(ies) shall cause the lenders (or an agent for such lenders) under each Permitted ABL Facility to enter into an intercreditor agreement with the Agent on customary market terms reasonably acceptable to the Agent.

“Permitted Acquisition” means an acquisition permitted by, and consummated pursuant to, Section 10.3(f).

“Permitted Asset Sales” means the sale of the Company’s and/or its Subsidiaries’ (a) ISDN client line of products and assets directly associated therewith; (b) VPN line of products and assets directly associated therewith; (c) X.25 line of products and assets directly associated therewith, or (d) any combination of or subset of (a) and/or (b) and/or (c).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 436(f)(1) or 430 of the Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

e)	Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 9.2;

f)	statutory Liens of landlords, statutory Liens and rights of set-off of banks (including but not limited to Liens on cash on deposit with such financial institutions providing performance guarantees on behalf of a Principal Company and its Subsidiaries pursuant to Section 10.4(c)(ii)), statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

Third Amended and Restated Credit Agreement

g)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

h)	any attachment or judgment Lien not constituting an Event of Default under Section 11(j);

i)	licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of any Principal Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

j)	easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Principal Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

k)	any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

l)	Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

m)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

n)	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

o)	Liens granted pursuant to the Collateral Documents; and

Third Amended and Restated Credit Agreement

p)	Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easement or similar agreements entered into in the ordinary course of business of any Principal Company and its Subsidiaries.

“Permitted Holder” means each of Tennenbaum Capital Partners, LLC and its Affiliates.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness, any extension, refinancing, renewal, replacement or refunding (each a “refinancing”) of such Indebtedness, so long as such refinancing does not result in any (a) increase in the aggregate principal amount of, or the interest rate on, the Indebtedness being refinanced, (b) shorten the final maturity or average life to maturity of, or require any payment of principal or interest to be made earlier than the date originally scheduled on, the Indebtedness being refinanced, (c) change any event of default or add any covenant with respect to the Indebtedness being refinanced in a manner materially adverse to any Principal Company and/or its Subsidiaries, or (d) change or amend any other term if such change or amendment would materially increase the obligations of the obligor, materially increase the collateral pool, if any, securing the Indebtedness being refinanced or confer additional material rights on the holder of the Indebtedness being refinanced in a manner materially adverse to any Principal Company, any of its Subsidiaries or any Lender.

“Permitted Unperfected Account” means, with respect to any Grantor, any Deposit Account (a) that is used solely, in the ordinary course of business, as a payroll or related employee benefit account or employee payroll tax account and each such Deposit Account shall not contain at any time more than the amounts necessary to fund payroll or related employee benefits or employee payroll taxes for the current period and past periods and shall not be funded in advance of the time reasonably required, (b) that is a zero balance account, or (c) in which such Grantor does not maintain more than $55,000 at any time so long as the aggregate balances in all such Deposit Accounts under this clause (c) do not exceed $250,000 at any time.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“PIK Interest” shall have the meaning set forth in Section 2.2(b).

“Policies” has the meaning set forth in Section 5.26.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Prepayment Premium” means the Applicable Prepayment Premium.

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“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Property” or “Properties” means, unless otherwise specifically limited, real, personal or mixed assets or property of any kind, tangible or intangible, choate or inchoate.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Qualified Cash” means, as of any date of determination, (i) the amount of unrestricted cash and Cash Equivalents of the Company and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a control agreement in favor of the Collateral Agent minus (ii) to the extent cash interest that is due and payable on any Interest Payment Date or any interest payment date for the loans under the Working Capital Facility and/or any Permitted ABL Facility (without giving effect to any cure periods contained in this Agreement or the Working Capital Facility and/or any Permitted ABL Facility) has not been paid on any Loan or loan under the Working Capital Facility and/or any Permitted ABL Facility, the aggregate amount necessary to make each such interest payment.

“Real Property Asset” means, at any time of determination, any interest then owned (whether in fee, leasehold or otherwise) by any Loan Party in any real property.

“Real Property Leases” has the meaning set forth in Section 5.5(a).

“Related Agreements” means the subscription agreement, the warrants and the other material documents related to the Restructuring (including all schedules, exhibits, amendments, supplements, modifications and assignments), in each case, in form and substance satisfactory to the Required Lenders.

“Related Transactions” means the Restructuring and the other transactions contemplated by the Related Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Required Lenders” means, at any time, the Lenders of more than 50% in principal amount of the Loans at the time outstanding.

“Responsible Officer” means, with respect to each Principal Company, any Senior Financial Officer and any other officer of such Principal Company with responsibility for the administration of the relevant portion of this Agreement.

Third Amended and Restated Credit Agreement

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any Subsidiary of any Principal Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any other Subsidiary of any Principal Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any other Subsidiary of any Principal Company now or hereafter outstanding, (iv) any prepayment of principal of, premium, if any, on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness, including, without limitation, any Subordinated Indebtedness or the Shareholder Loans, but excluding Indebtedness under the Working Capital Facility and any Permitted ABL Facility and (v) any payment of principal of, premium, if any, or cash interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restructuring” has the meaning set forth in the preambles hereof.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” is defined in the U.S. Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” is defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreements” means the U.S. Security Agreement, the Canadian Security Agreement, the Debenture, the Share Charge, the Brazilian Security Agreement and the Israeli Security Agreement, as any such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Security Agreement Joinder” shall mean a Joinder Agreement substantially in the form of Annex 8 to the U.S. Security Agreement.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of each Principal Company.

Third Amended and Restated Credit Agreement

“Share Charge” means the Irish law Share Charge, dated as of October 1, 2010 among the Company and the Collateral Agent pursuant to which the Company has charged all of its shareholding in Dialogic Manufacturing Limited in favor of the Collateral Agent.

“Shareholder Loans” means (i) the loan in the original principal amount of $334,468.57 made on or about August 19, 2009 by EAS Series C Investments, L.P. to the Company, (ii) the loan in the original principal amount of $450,000 made on or about August 19, 2009 by Investcorp International Inc. to the Company, (iii) the loan in the original principal amount of $1,542,244.80 made on or about August 19, 2009 by DialMiNi ApS. to the Company, (iv) the loan in the original principal amount of $415,130.53 made on or about August 19, 2009 by Pierre McMaster to the Company, (v) the loan in the original principal amount of $76,604.18 made on or about August 19, 2009 by Special Value Expansion Fund, LLC to the Company, and (vi) the loan in the original principal amount of $181,551.93 made on or about August 19, 2009 by Special Value Opportunities Fund, LLC to the Company.

“Software” means computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Solvency Certificate” is defined in Section 4.15.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the Property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source Code” is defined in Section 5.5(b)(ix).

“Specified IP” means U.S. patent numbers 5,812,819 and 5,598,536 and any corresponding foreign patents directly related thereto.

“Subordinated Indebtedness” means Indebtedness owed to Persons other than a Principal Company or its Subsidiaries that (a) does not have any scheduled principal payment, mandatory principal prepayment, sinking fund payment or similar payment due prior to the

Third Amended and Restated Credit Agreement

maturity date of the Loans, (b) is not secured by any Lien on any Property, (c) is subordinated on terms and conditions reasonably satisfactory to the Required Lenders and (d) is subject to such covenants and events of default as may be reasonably acceptable to the Required Lenders.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of each Principal Company after giving effect to the transactions contemplated by the Related Agreements.

“Subsidiary Guarantor” means each Person that has executed and delivered the Subsidiary Guaranty (whether as an original signatory thereto or pursuant to a Subsidiary Guaranty Joinder) and shall include, without limitation, each Canadian Subsidiary of any Principal Company, each U.S. Subsidiary of any Principal Company and the Irish Loan Parties.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty, dated as of October 1, 2010, executed and delivered by each of the Subsidiary Guarantors.

“Subsidiary Guaranty Joinder” shall mean the Joinder Agreement substantially in the form of Annex 1 to the Subsidiary Guaranty.

“Synthetic Lease” means (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” is defined in Section 22.3(a).

“Technology” means, collectively, products and services, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet, websites and web content, tools, inventions, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Terrorism Order” is defined in Section 5.20(a).

Third Amended and Restated Credit Agreement

“Trade Secrets” means confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information.

“Transferee” means any direct or indirect transferee of all or any part of a Loan in accordance with Section 13.2 or Section 22 as registered in the register maintained by the Company pursuant to Section 13.1.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“U.S. Security Agreement” means the Amended and Restated Security Agreement, dated as of October 1, 2010, among the Principal Companies, the other Grantors party thereto from time to time and the Collateral Agent.

“U.S. Subsidiary” means any Subsidiary of any Principal Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Persons, even though the right so to vote has been suspended by the happening of such contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of any Principal Company and such Principal Company’s other Wholly-Owned Subsidiaries at such time.

“Working Capital Facility” means that certain Credit Agreement dated as of March 5, 2008 among the Company, the lenders party thereto and Wells Fargo Foothill Canada ULC as Arranger and Administrative Agent, and all documents, instruments and agreements executed in connection therewith, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.”

“Yield Enhancement Premium” is defined in Section 3.3.

Third Amended and Restated Credit Agreement